EXECUTION VERSION

AES OHIO INVESTMENTS, INC. PURCHASE AND SALE AGREEMENT by and between DPL INC. and ASTRID HOLDINGS LP Dated as of September 13, 2024

TABLE OF CONTENTS
i

Section 11.9	Specific Performance	56
Section 11.10	Counterparts	57

EXHIBITS

Exhibit A    Form of Newco Shareholders Agreement
Exhibit B    Business Plan
Exhibit C    Form of Newco II Tax Allocation Agreement
Exhibit D    Form of Newco II Group Tax Allocation Agreement
Exhibit E    [Reserved]
Exhibit F    Form of 2011 Tax Sharing Agreement Amendment
Exhibit G    Form of 1986 Tax Allocation Agreement Amendment
Exhibit H    Form of Overpayment Receivable Agreement

SCHEDULES

Seller Disclosure Schedules
Schedule 1.1(a)    Additional Capital Investment
Schedule 1.1(d)    Generation Asset Environmental Liabilities
Schedule 1.1(e)    Contract
Schedule 1.1(f)    Retained Actions or Proceedings
Schedule 2.1(f)    Illustrative Example of Adjustments
Schedule 2.2(b)(vi)    Waivers
Schedule 3.4(a)    Seller Required Consents
Schedule 3.4(d)    Seller Required Approvals
Schedule 3.5         No Violations
Schedule 3.6         No Litigation
Schedule 3.7(a)    Ownership Structure
Schedule 3.7(b)    Right of First Refusal
Schedule 4.2         No Violations
Schedule 4.3         Compliance with Laws
Schedule 4.5         Litigation
Schedule 4.6         Liabilities
Schedule 4.8(a)    Defaults or Unenforceability Regarding Material Contracts
Schedule 4.8(b)    Material Contracts
Schedule 4.8(c)    Affiliate Contracts
Schedule 4.9         Real Property Matters
Schedule 4.10(b)    Tax Audits
Schedule 4.10(e)    Tax Agreements
Schedule 4.11         Environmental Matters
Schedule 4.12(a)    Employee Benefit Plans

Schedule 4.12(c)    Title IV and ERISA Section 302 Liabilities
Schedule 4.12(d)    Employee Benefit Plan Deficiencies
Schedule 4.12(h)    Post-Retirement Benefit Liabilities
Schedule 6.1          Conduct of Business after Signing
Schedule 7.3(c)    Seller Required Consents and Approvals

Buyer Disclosure Schedules
Schedule 5.4(a)    Buyer Required Consents
Schedule 5.4(d)    Buyer Required Approvals
Schedule 7.2(c)    Buyer Required Consents and Approvals

v

AES OHIO INVESTMENTS, INC.
PURCHASE AND SALE AGREEMENT
THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of September 13, 2024 (the “Agreement Date”), is entered into by and between DPL Inc., an Ohio corporation (“DPL” or “Seller”), and Astrid Holdings LP, a Delaware limited partnership (“Buyer”). Seller and Buyer are each referred to herein as a “Party” and collectively as the “Parties”.
RECITALS
WHEREAS, DPL owns one hundred percent (100%) of the issued and outstanding shares of common stock of AES Ohio Investments, Inc., an Ohio corporation (“Newco II Inc.”), no par value per share (“Newco Shares”);
WHEREAS, DPL owns one hundred percent (100%) of the issued and outstanding shares of common stock of The Dayton Power and Light Company, an Ohio corporation (“DP&L”), $0.01 par value per share (“DP&L Shares”);
WHEREAS, on the date hereof, DPL and Buyer have entered into that certain Purchase and Sale Agreement (the “Newco Purchase Agreement”) pursuant to which Buyer will acquire fifteen percent (15%) of AES Ohio Holdings, Inc., an Ohio corporation (“Newco Inc.”);
WHEREAS, pursuant to the Newco Purchase Agreement, prior to the consummation of the transactions contemplated thereunder (the “Newco Closing”), (a) DPL intends to contribute the DP&L Shares to Newco Inc. such that Newco Inc. owns one hundred percent (100%) of the DP&L Shares (the “Contribution”), with DPL continuing to own ten thousand (10,000) Newco Shares, which represent one hundred percent (100%) of the issued and outstanding Newco Shares, and (b) following the Contribution, DPL intends to convert from an Ohio corporation into an Ohio limited liability company in a statutory conversion pursuant to and in accordance with the Ohio Revised Code (the “LLC Conversion”, and together with the Contribution, the “Pre-Closing Reorganization”) (for purposes of clarification, all references to DPL in this Agreement, unless specified otherwise, shall include DPL prior to and after the LLC Conversion);
WHEREAS, pursuant to the Newco Purchase Agreement, at the Newco Closing, DPL will sell to Buyer, and Buyer will purchase from DPL, one thousand five hundred (1,500) Newco Shares such that, after giving effect to the transactions contemplated by the Newco Purchase Agreement, Buyer will own fifteen percent (15%) of the issued and outstanding Newco Shares;
WHEREAS, immediately after the Newco Closing, (a) DPL intends to contribute eight thousand five hundred (8,500) Newco Shares to Newco II Inc. such that Newco II Inc. owns eighty-five percent (85%) of the Newco Shares (the “Newco Contribution”), with DPL continuing to own ten thousand (10,000) shares of Newco II Inc., no par value per share (“Newco II Shares”), which represent one hundred percent (100%) of the issued and outstanding Newco II Shares, and (b) immediately following the Newco Contribution, DPL wishes to sell to

Buyer, and Buyer wishes to purchase from DPL, one thousand seven hundred sixty-five (1,765) Newco II Shares (the “Acquired Newco II Shares”), such that, after giving effect to the Transactions (as defined below), Buyer will own seventeen and sixty-five hundredths percent (17.65%) of the issued and outstanding Newco II Shares;
WHEREAS, immediately following the Closing (as defined below), DPL, Buyer and Newco II Inc. will enter into a Shareholders’ Agreement substantially in the form attached hereto as Exhibit A (“Newco II Shareholders Agreement”) to memorialize their mutual agreements and understandings relating to the ownership, management and operation of Newco II Inc.;
WHEREAS, contemporaneously herewith, The AES Corporation, a Delaware corporation (“AES”), and Buyer have entered into a Guarantee Agreement (the “AES Guarantee”) pursuant to which AES will guarantee certain obligations of Seller under this Agreement;
WHEREAS, contemporaneously herewith, Caisse de dépôt et placement du Québec, a legal person constituted under the laws of the Province of Québec (“CDPQ”), and Seller have entered into a Guarantee Agreement (the “CDPQ Guarantee”) pursuant to which CDPQ will guarantee certain obligations of Buyer under this Agreement; and
WHEREAS, contemporaneously herewith, DPL and Buyer are agreeing to an initial business plan for the Companies (as defined below) in the form attached hereto as Exhibit B (“Business Plan”) to memorialize their mutual agreements and understandings relating to the management and operation of the Companies.
NOW, THEREFORE, in consideration of the mutual covenants and agreements in this Agreement and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:
ARTICLE I

DEFINITIONS
Section 1.1    Definitions. As used in this Agreement the following terms have the following meanings:
“ACI Interest Amount” has the meaning given in Section 2.1(c)(i).
“Acquired Newco II Shares” has the meaning given in the Recitals.
“Action or Proceeding” means any notice, charge, assertion, appeal, action, demand, inquiry, citation, summons, suit, proceeding, arbitration or investigation by or before any Governmental Authority or any validly constituted arbitral panel or similar body, of any nature, criminal, civil, administrative, regulatory or otherwise, whether at law or at equity.
“Additional Capital Investment” means the amount of any capital contributions to, or investments of any additional capital in, the Companies in the ordinary course of business and a manner consistent with past practice (including as approved in writing by Buyer in relation to operational emergencies (including in response to weather-related circumstances)), or in connection with any capital expenditure or environmental upgrade projects set forth on Schedule 1.1(a), made by Seller or any of its Affiliates (other than the Companies) on or after January 1, 2024 and prior to the Closing.
“Adjusted Purchase Price” has the meaning given in Section 2.1(c).
“AES” has the meaning given in the Recitals.
“AES Group” has the meaning given in Section 4.10(e).
“AES Guarantee” has the meaning given in the Recitals.
“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such first Person.
“Affiliate Contracts” has the meaning given in Section 4.8(c).
“Agreement” has the meaning given in the Preamble.
“Agreement Date” has the meaning given in the Preamble.
“Ancillary Agreements” means the agreements, instruments and certificates to be executed and delivered by a Party at or prior to the Closing in connection with this Agreement, but not including the Newco Shareholders Agreement, the AES Guarantee or the CDPQ Guarantee.
“Annual Net Loss” has the meaning set forth in Section 10.4(c)(ii).
“Applicable Percentage” means, with respect to Buyer, fifteen percent (15%).
“Applicable Rate” means, as of any given time, an interest rate per annum equal to the average of the United States three month Treasury bill rate, as available as published by The Wall Street Journal.
“Assets” means any and all direct and indirect interests in both tangible and intangible property, including all Permits, Real Property and rights under Contracts.
“Balance Sheet Date” has the meaning given in Section 4.6(a).
“Base Purchase Price” means Two Hundred Twenty-Five Million Eighteen Thousand Seven Hundred Forty-Eight Dollars and Forty-Four cents ($225,018,748.44).
“Baseline Model” means the most recent financial model (as contemplated by Section 6.2(iii) of the Newco II Shareholders Agreement) in effect at the time of the Order with respect to any applicable Retained Action or Proceeding, in any case, without taking into account any effects of such Order in such Retained Action or Proceeding.
“Burdensome Condition” has the meaning given in Section 6.3(f)(i).
“Business Day” means any day other than a Saturday, a Sunday, or a day on which banks in New York, New York or Montreal, Quebec are authorized or required by Law to be closed.
“Business Plan” has the meaning given in the Recitals.
“Buyer” has the meaning given in the Preamble.
“Buyer Required Approvals” has the meaning given in Section 5.4.
“Buyer Required Consents” has the meaning given in Section 5.4.
“Buyer’s Knowledge” means the actual knowledge of Frédéric Lesage and Olivier Roy Durocher, in each case after making reasonable inquiry of the other executives and managers of Buyer having primary responsibility for such matter, provided, however, that such individual(s) shall not have any personal liability for any breach of any provision of this Agreement so qualified.
“Buyer’s Proportionate Share” has the meaning given in Section 10.5.
“Capitalization” means an amount equal to the sum of (a) Net Debt plus (b) the aggregate shareholders’ equity of the Companies as of a particular time and as determined in accordance with GAAP.
“CDPQ” has the meaning given in the Recitals.
“CDPQ Guarantee” has the meaning given in the Recitals.
“CFIUS” means the Committee on Foreign Investment in the United States.
“CFIUS Approval” means (a) CFIUS has issued a written notice to the Parties that it has concluded all action pursuant to Section 721 of the DPA, and has determined that there are no unresolved national security concerns with respect to the Transactions, (b) CFIUS has sent a report to the President of the United States requesting the President’s decision regarding the Transactions and either (i) the President has announced a decision not to take any action to suspend or prohibit the Transactions or (ii) the President has not taken any action within fifteen (15) days after the date the President received the report from CFIUS, or (c) CFIUS has issued a written notice that the Transactions are not “covered transactions” within the meaning of Section 721 of the DPA.
“CFIUS Regulations” has the meaning given in Section 6.3(b).

“Charter Documents” means, with respect to any Person, all organizational documents and all shareholder agreements, member agreements or similar Contracts relating to the ownership or governance of such Person.
“Claim Notice” has the meaning given in Section 10.7.
“Closing” has the meaning given in Section 2.2(a).
“Closing Actions” has the meaning given in Section 2.2(b).
“Closing Date” means the date upon which Closing occurs.
“Code” means the Internal Revenue Code of 1986.
“Companies” has the meaning given in the Preamble to Article IV.
“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of October 31, 2023, by and between AES and CDPQ.
“Contract” means any agreement, contract, lease, consensual obligation, promissory note, evidence of Indebtedness, purchase order, letter of credit, license, promise or undertaking of any nature (whether written or oral and whether express or implied), including letters of intent, executed term sheets and similar evidences of an agreement in principle.
“Contribution” has the meaning given in the Recitals.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by Contract or otherwise. The term “Control” when used as a verb in the referenced clauses shall have a correlative meaning.
“Data Room” means the online data room maintained by Seller or one or more of its Affiliates through iDeals for purposes of the Transactions.
“Dividend Adjustment Amount” has the meaning given in Section 2.1(c)(ii).
“DPA” means the Defense Production Act of 1950.
“DPL” has the meaning given in the Preamble.
“DP&L” has the meaning given in the Recitals.
“DP&L Shares” has the meaning given in the Recitals.
“Electric Generation Assets” means facilities and other Assets (including the real property on which said facilities and other Assets are located) used for the generation of electricity that are owned or operated in whole or part by DP&L as of the Closing Date or were formerly owned or operated in whole or part by DP&L prior to the Closing Date. For purposes of clarification, Electric Generation Assets do not include any Assets or real property to the extent used for the transmission or distribution of electricity, including substations or similar facilities located on the real property where Electric Generation Assets are located.
“Emergency Situation” means, with respect to the business of the Companies, any abnormal system condition or situation requiring immediate action to maintain system frequency or voltage or to prevent material loss of firm load, material equipment damage or tripping of system elements that could materially and adversely affect reliability of an electric system or any other occurrence or condition that otherwise requires immediate action to prevent an immediate and material threat to the safety of persons or the operational integrity of the Assets and business of the Companies or any other condition or occurrence requiring implementation of emergency procedures as defined by the applicable transmission grid operator or transmitting utility.
“Employee Benefit Plan” has the meaning given in Section 4.12(a).
“Environmental Claim” means any and all written claims alleging potential Liability, administrative or judicial actions, suits, orders, Liens, notices alleging Liability, notices of violation, investigations, complaints, requests for information relating to the Release or threatened Release of Hazardous Substances, proceedings, or other written communication, whether criminal, civil or administrative based upon, alleging, asserting, or claiming any actual or potential (a) violation of, or Liability under, any Environmental Law, (b) violation of any Environmental Permit, or (c) liability for investigatory costs, cleanup costs, removal costs, remedial costs, response costs, monitoring costs, natural resource damages, property damage, personal injury, fines, or penalties arising out of, based on, resulting from, or related to the presence, Release, or threatened Release of any Hazardous Substances at any location.
“Environmental Laws” means any and all Laws relating to pollution, the protection of the environment or natural resources (including all air, surface water, groundwater or land, including land surface or subsurface, flora and fauna and other natural resources), historic or cultural resources, or human health and safety (to the extent related to exposure to harmful or deleterious substances), or relating to the processing, distribution, use, treatment, storage, disposal, Release or handling of, or exposure to Hazardous Substances.
“Environmental Permits” has the meaning given in Section 4.11(a).
“Equity Interests” means (i) capital stock, partnership or membership interests or units (whether general or limited), or any other voting securities or interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of the assets of, the issuing entity, or (ii) subscriptions, calls, warrants, options or commitments of any kind or character relating to, or entitling any Person or entity to acquire, or securities convertible into or exercisable or exchangeable for any of the foregoing.
“ERISA” has the meaning given in Section 4.12(a).
“Estimated Adjusted Purchase Price” has the meaning given in Section 2.1(d)(i).
“Estimated Seller’s Statement” has the meaning given in Section 2.1(d)(i).

“Excess Tax Refund Amount” has the meaning given in Section 10.5.
“E.O. 11246” has the meaning given in Section 4.12(k).
“FERC” means the Federal Energy Regulatory Commission or any successor agency thereto.
“FERC Consent” has the meaning given in Section 6.3(a).
“Final Order” means an Order as to which the time to file an appeal, a motion for rehearing or reconsideration or a petition for writ of certiorari has expired and no such appeal, motion or petition is pending.
“First and Refunding Mortgage” means DP&L’s First and Refunding Mortgage, dated October 1, 1935, as amended, with the Bank of New York Mellon as Trustee.
“FPA” means the Federal Power Act.
“Fundamental Representations” has the meaning given in Section 9.1.
“GAAP” has the meaning given in Section 4.6(b).
“Generation Asset Environmental Liabilities” means, in each case to the extent not fully recovered from customers or other third parties and until such time of full recovery, any and all claims (including Environmental Claims), losses, costs, corrective action costs, investigation costs, response costs, removal costs, remediation costs, expenses and Liabilities incurred by the Companies, that (a) are related to the Electric Generation Assets, (b) arise out of occurrences, conditions or circumstances whether existing or taking place prior to, on or after the Closing Date, (c) are not identified on Schedule 1.1(d) and (d) are related to any of the following: (i) violations of or alleged non-compliance with any applicable Environmental Law, including, without limitation, a failure to obtain, maintain or comply with any Environmental Permits; (ii) the Release of Hazardous Substances at, in, on, under or migrating from or to any of the Electric Generation Assets, including liabilities relating to (A) the investigation, remediation, or monitoring of such Hazardous Substances, (B) natural resource damages, and (C) property damage; (iii) personal or bodily injury or wrongful death arising from (A) exposure to Hazardous Substances at the Electric Generation Assets whether prior to, on or after the Closing Date, including exposure to asbestos-containing materials whether prior to, on or after the Closing Date, or (B) exposure to Hazardous Substances that have migrated from the Electric Generation Assets, whether such Release first occurs prior to, on or after the Closing Date; or (iv) the transport, disposal, recycling or arrangement for the same at any location of Hazardous Substances that were generated at the Electric Generation Assets whether prior to, on or after the Closing Date.
“Generation Asset Retirement Obligations” means, in each case to the extent not fully recovered from customers of DP&L in its regulated rates or other third parties and until such time of full recovery, any asset retirement obligations, defined in accordance with GAAP, incurred by the Companies with respect to the Electric Generation Assets.

“Good Utility Practice” means (a) any of the practices, methods and acts engaged in or approved by a significant portion of the electric industry during the relevant time period or (b) any of the practices, methods and acts that, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition. Good Utility Practice is not intended to be limited to optimum practices, methods or acts to the exclusion of all others, but rather to be acceptable practices, methods or acts generally accepted in the geographic location of the performance of such practice, method or act.
“Governmental Approval” means any authorization, approval, consent, license, ruling, permit, tariff, certification, exemption, order, recognition, grant, confirmation, clearance, filing or registration (other than a Permit) from, of, or with any Governmental Authority.
“Governmental Authority” means any federal, national, regional, state, municipal or local government or special district, any political subdivision or any governmental, judicial, public or statutory instrumentality, tribunal, court, agency, authority, body or entity, or other regulatory bureau, authority, body or entity having jurisdiction over the matter or Person in question, including, as applicable, the FERC, the PUCO, the PUCO Staff, the North American Electric Reliability Corporation, ReliabilityFirst Corporation and PJM Interconnection, L.L.C.
“Hazardous Substances” means (a) any petrochemical or petroleum products, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants” or “pollutants” or words of similar meaning and regulatory effect; or (c) any other chemical, material or substance, exposure to which is prohibited, limited, or regulated by any applicable Environmental Law.
“Indebtedness” of any Person means, without duplication: (a) all obligations of such Person for borrowed money, loans, or advances, (b) any obligations to pay the deferred purchase price of property, assets, or services (including any earn-out obligations), except trade accounts payable arising in the ordinary course of business, (c) all obligations evidenced by notes, bonds, debentures, or other similar debt instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement, (e) all obligations under leases that have been or should be, in accordance with GAAP, recorded as capital leases or finance leases, (f) all reimbursement, payment, or similar obligations, contingent or otherwise, under any banker’s acceptance, letter of credit, or similar facility, (g) all obligations under surety bonds and performance bonds (but solely to the extent drawn and not paid), (h) all obligations under any interest rate, currency, or other derivative, hedging, swap, or similar instrument, (i) all indebtedness, liabilities of obligations of another Person of the type referred to in clauses (a) through (h) secured by any security interest on any property or asset of such first Person, and (j) any guaranty, assumption or other accepting as such Person’s legal obligation, directly or indirectly, of the foregoing. The amount of such Person’s Indebtedness shall include the aggregate principal amount thereof, all accrued but unpaid interest, redemption, breakage costs, or prepayment premiums or penalties and any other fees and expenses relating thereto.

“Indemnified Group” has the meaning given in Section 10.1.
“Indemnified Party” has the meaning given in Section 10.1.
“Indemnitor” has the meaning given in Section 10.1.
“Law” means any statute, law, ordinance, treaty, rule or regulation of a Governmental Authority.
“Leased Real Property” means the real property leased by any of the Companies as lessee.
“Liabilities” means any direct or indirect liability, Indebtedness, obligation, commitment, or expense, in each case either requiring (a) the payment of a monetary amount of any type, or (b) fulfillment of an obligation, and in each case whether accrued, absolute, contingent, asserted, unasserted, matured, unmatured, liquidated, unliquidated, known or unknown, secured or unsecured.
“Lien” means any mortgage, pledge, lien (including any Tax lien), charge, claim, option, equitable interest, security interest, third party right, assignment, hypothecation, encumbrance or other agreement or arrangement that has the same or a similar effect to the granting of security or of any similar right of any kind (including any conditional sale or other title retention agreement).
“LLC Conversion” has the meaning given in the Recitals.
“Lookback Date” means the date that is three years prior to the date hereof.
“Loss” means, with respect to a Person, the amount of (a) any loss, cost, expense, damage or liability, including interest, fines, reasonable legal and accounting fees and expenses of a Person, including loss of revenue or refunds to customers and, with respect to an owner of Acquired Newco II Shares, any diminution in the value of such Acquired Newco II Shares (assuming a proportionate, dollar-for-dollar reduction in the value of the Acquired Newco II Shares based on the underlying reduction in value of the Companies and, for the avoidance of doubt, taking into account the percentage ownership of Newco II Inc. of such owner), but otherwise excluding any consequential, indirect, special or punitive damages of a Indemnified Parties, reduced by (b) any amounts received by such Person as a result of any recovery, settlement, or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other Person in connection with the circumstances giving rise to such Loss.
“Material Adverse Effect” means any condition, circumstance, event or change that, individually or in the aggregate, (a) with respect to Seller, has a materially adverse effect on the ability of Seller to consummate the Transactions or to perform its obligations under this Agreement and (b) with respect to the Companies, causes a material adverse change in the business or financial condition of the business of the Companies, taken as a whole; provided, however, that a Material Adverse Effect shall not include any such condition, circumstance, event or change resulting from, relating to or arising out of (i) changes in economic or financial market conditions generally or in the industries in which the Companies operate, whether international, national, regional or local, (ii) changes in international, national, regional, state or local wholesale or retail markets (including market description or pricing) for energy, electricity, fuel supply or ancillary services, including those due to actions by competitors, (iii) changes in general regulatory or political conditions, including any acts of war, civil unrest or terrorist activities (or similar activities), (iv) changes in international, national, regional, state or local electric transmission or distribution systems, including the operation or condition thereof, (v) any changes in the market price of commodities, including fuel and other consumables, or changes in the price of energy, capacity or ancillary services, (vi) effects of weather or meteorological events, including climate change, (vii) any change of Law, (viii) changes or adverse conditions in the securities markets, including those relating to debt financing, interest rates or currency exchange rates, (ix) any change of accounting standards or regulatory policy adopted or approved by any Governmental Authority, (x) the announcement, execution or delivery of this Agreement or the consummation of the Transactions, (xi) any actions specifically required to be taken or consented to pursuant to or in accordance with this Agreement, (xii) natural disasters or “acts of God” or other “force majeure” events, or (xiii) any changes that result from action or inaction by a Governmental Authority other than actions specifically related to the transactions contemplated by this Agreement or any other agreements relating to investments in any of the Companies by Buyer or any of its Affiliates; provided that the items set forth in clauses (iii), (iv), (v), (vi), (vii), (ix) or (xii) above shall be taken into account in determining whether a Material Adverse Effect has occurred or would be reasonably expected to occur to the extent such items have a disproportionate effect on Seller or the affected Companies taken as a whole relative to other participants in the industry and markets in which Seller or the affected Companies conduct their respective business.
“Material Contract” means (a) any Contract to which any of the Companies is a party, or by the terms of which any of the Companies or the Assets of any of the Companies may be bound, as to which the expected total cost of performing such Contract in the ordinary course by the applicable Company or Companies or the total revenue expected to be received under such Contract by the applicable Company or Companies in the ordinary course exceeds $1,725,000 per annum or $8,625,000 over the life of the Contract, (b) any Contract to which any of the Companies is a party that provides for non-monetary obligations on the part of any of the Companies, the non-performance of which obligations would reasonably be expected to materially and adversely affect the Companies, (c) any Affiliate Contract, (d) any Material Property Contracts, (e) any Contract to which any of the Companies is a party containing exclusivity agreements with any contractor, manufacturer, utility or supplier, (f) any Contract that limits, restricts or, under certain circumstances, would by its express terms otherwise adversely affect the ability of any of the Companies to pay dividends, (g) any Contract by and between any of the Companies, on the one hand, and any Governmental Authority, on the other hand, that imposes obligations on the Companies that restrict the ownership or operation of the business of the Companies, and (h) any Contract set forth on Schedule 1.1(e) and (i) any amendments or supplements to any of the foregoing.
“Material Property Contracts” means Contracts to which any of the Companies is a party relating to the leasing or ownership of the Real Property.

“Net Debt” means, with respect to the Companies at a particular time, an amount equal to the difference between (a) the sum of (i) all short-term indebtedness plus (ii) all long-term indebtedness minus (b) the aggregate amount of cash and cash equivalents, in each case, determined in accordance with GAAP.
“Net Debt to Capitalization” means the quotient of (a) Net Debt divided by (b) Capitalization.
“Net Distribution” means, with respect to the Baseline Model or the Updated Model, as applicable, the difference between (a) the distribution from Newco II Inc. to Buyer and (b) the capital contribution from Buyer to Newco II Inc.
“Newco Contribution” has the meaning given in the Recitals.
“Newco Group II Tax Allocation Agreement” means the Tax Allocation Agreement, by and between Newco II Inc., Newco Inc., and their Subsidiaries (as defined therein), in the form attached hereto as Exhibit D.
“Newco Inc.” has the meaning given in the Recitals.
“Newco Purchase Agreement” has the meaning given in the Recitals.
“Newco Shares” has the meaning given in the Recitals.
“Newco II Dividend” means the amount of any dividend or other distribution of profits or assets declared, paid or made paid, or any payments in lieu of any dividend or distribution (whether in cash or in kind), paid or made by Newco II Inc. or any of its Subsidiaries to, on behalf of, or for the benefit of Seller or any of its Affiliates on or after January 1, 2024 and prior to the Closing; provided that any payment made pursuant to and in accordance with the Services Agreement or the Tax Allocation Agreement shall not constitute a Newco II Dividend.
“Newco II Inc.” has the meaning given in the Recitals.
“Newco II Shareholders Agreement” has the meaning given in the Recitals.
“Newco II Shares” has the meaning given in the Recitals.
“Newco II Tax Allocation Agreement” means the Tax Allocation Agreement, by and between AES, Newco II Inc., and Newco Inc., in the form attached hereto as Exhibit C.
“Notice” has the meaning given in Section 6.3(b).
“NY Court” has the meaning given in Section 11.8(b).
“Order” means any legally binding award, injunction, judgment, decree, order, ruling, subpoena, verdict or other decision (other than a Permit) issued, promulgated or entered by or with any Governmental Authority or arbitrator of competent jurisdiction, applicable to a Party or its business or properties, or the Transactions.

“Overpayment Receivable Agreement” means the Agreement Relating to Overpayment Receivable, by and between AES, DPL, Newco II Inc., Newco Inc., and DP&L, in the form attached hereto as Exhibit H.
“Owned Real Property” means the real property owned in fee by any of the Companies.
“Party” or “Parties” has the meaning given in the Preamble.
“Permit” means all licenses, permits, certificates of authority, exemptions, variances, authorizations, approvals, certifications, agreements, registrations, franchises and similar consents granted by a Governmental Authority in connection with the ownership or operation of the business of the Companies, including market-based rate authority from the FERC under Section 205 of the FPA.
“Permitted Encumbrances” means (a) those restrictions on transfer imposed by securities Laws or applicable Charter Documents and (b) Liens for Taxes that are not yet due and payable.
“Permitted Real Property Liens” means (a) all Liens for Taxes, assessments, both general and special, and other governmental charges that are not yet due and payable and (b) all building codes, zoning ordinances, land use, environmental and other Laws.
“Person” means any individual, sole proprietorship, company, corporation, partnership, joint venture, limited liability partnership, limited liability company, trust, association (whether incorporated or unincorporated), institution, Governmental Authority or any other entity.
“Personal Data” means any information that relates to an identified or identifiable individual.
“Pre-Closing Reorganization” has the meaning given in the Recitals.
“Pre-Closing Tax Sharing Payment” means any payment made (or deemed to be made as an offset against the Accrued Overpayment Receivable as defined in the Newco II Tax Allocation Agreement), including for estimated Taxes, (a) under the Newco II Tax Allocation Agreement made to AES on or after January 1, 2024 in respect of the AOI Subgroup Tax Liability (as defined in the Newco II Tax Allocation Agreement) for any taxable period ending on or before December 31, 2023, or (b) under the Tax Allocation Agreement made to DPL (or its successor) on or after January 1, 2024 in respect of the consolidated tax liability of the Affiliated Group (as defined in the Tax Allocation Agreement) for any taxable period ending after December 31, 2023 or under the Newco II Tax Allocation Agreement made to AES (or its successor) on or after January 1, 2024 in respect of the AOI Subgroup Tax Liability (as defined in the Newco II Tax Allocation Agreement) for any taxable period ending after the Closing Date as a result of (i) an adjustment under either Section 481(a) or Section 482 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) by reason of a change in method of accounting or otherwise on or prior to the Closing Date for a taxable period ending on or prior to the Closing Date, (ii) a “closing agreement” described in Code Section 7121 (or any corresponding or similar provision of state, local or non-U.S. Tax Law) executed on or prior to the Closing Date, (iii) an intercompany transaction or any excess loss account described in

Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or non-U.S. Tax Law) entered into or created on or prior to the Closing Date, (iv) an installment sale or open transaction disposition made on or prior to the Closing Date, (v) the cash method of accounting or long-term contract method of accounting utilized prior to the Closing Date, or (vi) a prepaid amount received outside the ordinary course of business on or prior to the Closing Date.
“Proceeding” has the meaning given in Section 11.8(b).
“PUCO” means the Public Utilities Commission of Ohio.
“PUCO Approval” has the meaning given in Section 6.3(c).
“PUHCA” means the Public Utility Holding Company Act.
“Qualified Valuation Arbiter” means an investment banking or valuation firm of national reputation, independent of the Company and each of the Parties (within the meaning of Rule 2-01 under Securities and Exchange Commission Regulation S-X), experienced in valuing similar businesses.
“Real Property” means the Leased Real Property together with the Owned Real Property.
“Reference Balance Sheet” means the consolidated balance sheet of DP&L, dated as of December 31, 2023, contained in DP&L’s Annual Report on Form 10-K for the year ended December 31, 2023.
“Related Proceeding” has the meaning given in Section 11.8(d).
“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, filling, discharging, injecting, escaping, leaching, dumping, depositing or disposing of a Hazardous Substance to the environment.
“Representatives” means each Party’s respective officers, directors, managers, employees, representatives, agents, attorneys or advisors.
“Required Approvals” has the meaning given in Section 5.4.
“Required Consents” has the meaning given in Section 5.4.
“Retained Actions or Proceedings” means the Actions or Proceedings set forth on Schedule 1.1(f), and any appeals of such matters.
“Review Period” has the meaning given in Section 2.1(d)(ii).
“SEC Reports” has the meaning given in Section 4.6(a).
“Section 503” has the meaning given in Section 4.12(k).

“Securities Act” has the meaning given in Section 5.11.
“Seller” has the meaning given in the Preamble.
“Seller Required Approvals” has the meaning given in Section 3.4.
“Seller Required Consents” has the meaning given in Section 3.4.
“Seller’s Knowledge” means the actual knowledge of Gustavo Garavaglia, Brian Hylander, Karlie Lund, Richard Sturges, Alvaro Valencia and Kenneth Zagzebski , in each case after making reasonable inquiry of the other executives and managers of Seller and the Companies having primary responsibility for such matter, provided, however, that such individual(s) shall not have any personal liability for any breach of any provision of this Agreement so qualified.
“Seller’s Statement” has the meaning given in Section 2.1(d)(ii).
“Services Agreement” means that certain Service Agreement, entered into, and effective as of, January 1, 2014, by and among Indianapolis Power & Light Company, IPALCO Enterprises, Inc., DPL, DP&L, AES and certain additional entities identified therein, and AES U.S. Services, LLC, as amended.
“Settlement Accountant” has the meaning given in Section 2.1(d)(ii).
“Statement of Objections” has the meaning given in Section 2.1(d)(ii).
“Subsidiary” means, with respect to any Person, any Person (other than a natural person) of which such first Person (either alone or through any other Subsidiary) owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity voting or controlling interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such other Person.
“Survival Period” has the meaning given in Section 9.1.
“Tax” or “Taxes” means (a) all taxes, including all charges, fees, duties, levies or other assessments in the nature of taxes, imposed by any Governmental Authority, including income, gross receipts, excise, property, sales, gain, use, license, transfer, environmental, production, custom duty, unemployment, corporation, capital stock, transfer, franchise, payroll, withholding, social security, digital services, fuel, minimum, estimated, ad valorem, profit, excess profits, gift, severance, value added, disability, recapture, occupancy, retaliatory or reciprocal, guaranty fund assessments, credit, occupation, customs, import and export, leasing, registration, recording, interest equalization, employment, stamp, goods and services, utility and other taxes, including any payment made or liability arising under the Tax Allocation Agreement, Newco II Tax Allocation Agreement and Newco II Group Tax Allocation Agreement, (b) all estimated taxes, deficiency assessments, additions to tax, penalties and interest with respect to any item described in clause (a), and (c) any liability for any item described in clauses (a) or (b), payable by reason of Contract, transferee or successor liability, or as a result of being a member of a consolidated, unified, or affiliated group for Tax purposes.
“Tax Allocation Agreement” means that certain Tax Allocation Agreement, effective as of January 1, 1986, by and among DPL, DP&L, and certain of their respective Subsidiaries (as defined therein), as the same may be amended.
“Tax Refund” has the meaning given in Section 10.5.
“Tax Returns” means any return, declaration, report, claim for refund, form, or information return or statement relating to Taxes, including any such document prepared on a stand-alone, consolidated, combined or unitary basis, and also including any schedule or attachment thereto, and including any amendment thereof.
“Termination Date” has the meaning given in Section 8.1(b).
“Ticking Fee” has the meaning given in Section 2.1(c)(iii).
“Transaction Documents” means, collectively, this Agreement, the Ancillary Agreements, the Newco II Shareholders Agreement, the AES Guarantee, the CDPQ Guarantee and all other agreements between the Parties or their Affiliates entered into pursuant to the terms hereof in order to carry out the Closing Actions and the Transactions.
“Transactions” means (a) the sale of the Acquired Newco II Shares by Seller to Buyer and the purchase thereof by Buyer from Seller and the other transactions contemplated by this Agreement or the Ancillary Agreements and (b) any other Contract between Buyer and Seller, or any of Seller’s Affiliates, with respect to any of the Companies.
“Transfer Taxes” means any and all transfer Taxes (excluding Taxes measured in whole or in part by net income), including sales, use, excise, goods and services, stock, conveyance, gross receipts, registration, business and occupation, securities transactions, real estate, land transfer, stamp, documentary, notarial, filing, recording, permit, license, authorization and similar Taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges.
“Treasury Regulations” means the regulations promulgated under the Code by the U.S. Department of the Treasury.
“Updated Model” has the meaning given in Section 10.4(c)(ii).
“U.S.” means United States of America.
“Valuation Arbiter” means a Qualified Valuation Arbiter selected as the Valuation Arbiter in accordance with the procedures set forth in Section 10.4(c)(iv).
“VEVRAA” has the meaning given in Section 4.12(k).

“1986 Tax Allocation Agreement Amendment” means the Amendment, by and between Seller, DP&L, and certain of their respective Subsidiaries (as defined therein), in the form attached hereto as Exhibit G.
“2011 Tax Sharing Agreement Amendment” means the Amendment, by and between AES and Seller in the form attached hereto as Exhibit F.
ARTICLE II

SUMMARY OF TRANSACTIONS
Section 2.1    Sale and Purchase of Acquired Newco II Shares.
(a)    Sale and Purchase. Subject to the terms and conditions hereof, at the Closing, (i) Seller shall sell and transfer to Buyer the Acquired Newco II Shares, (ii) Buyer shall purchase and acquire from Seller the Acquired Newco II Shares, and (iii) the Parties shall take or cause to be taken the Closing Actions set forth in Section 2.2(b).
(b)    Purchase Price. The aggregate purchase price for the Acquired Newco II Shares is the Adjusted Purchase Price. At the Closing, Buyer shall pay the Estimated Adjusted Purchase Price as set forth on the Estimated Seller’s Statement to Seller by wire transfer of immediately available funds to the account or accounts that Seller shall designate to Buyer prior to the Closing Date.
(c)    Adjustments to Base Purchase Price. The Base Purchase Price shall be adjusted as follows (the “Adjusted Purchase Price”):
(i)    the Base Purchase Price shall be increased by an amount of cash equal to fifteen and twenty-five thousandths percent (15.0025%) of any Additional Capital Investment, together with interest thereon for the period from (and including) the applicable date or dates of the Additional Capital Investment to (but excluding) the Closing Date at a rate of eight percent (8%) per annum (any such aggregate interest amount, the “ACI Interest Amount”);
(ii)    the Base Purchase Price shall be decreased by an amount of cash equal to fifteen and twenty-five thousandths percent (15.0025%) of the amount of any Newco II Dividend, together with interest thereon for the period from (and including) the applicable date or dates that such Newco II Dividend is paid or made, as applicable, to (but excluding) the Closing Date at a rate of eight percent (8%) per annum (any such aggregate amount, the “Dividend Adjustment Amount”); and
(iii)    the Base Purchase Price shall be increased by an amount of cash equal to the sum of (w) the Base Purchase Price multiplied by (x) eight percent (8%) divided by (y) three hundred sixty-six (366) multiplied by (z) the number of days elapsed during the period beginning on January 1, 2024 and ending on and including the Closing Date (such aggregate amount, the “Ticking Fee”);

provided that if the sum of (A) the ACI Interest Amount plus (B) the Ticking Fee minus (C) the Dividend Adjustment Amount is greater than Twenty-Two Million Five Hundred One Thousand, Eight Hundred Seventy-Four Dollars and Eighty-Four cents ($22,501,874.84), then the sum of such components shall be deemed to be Twenty-Two Million Five Hundred One Thousand, Eight Hundred Seventy-Four Dollars and Eighty-Four cents ($22,501,874.84) for purposes of the adjustments in this Section 2.1(c).
(d)    Estimated Seller’s Statement; Post-Closing Adjustment to Adjusted Purchase Price.
(i)    At least three (3) Business Days prior to the Closing Date, Seller shall provide Buyer with a statement setting forth Seller’s estimate of the Adjusted Purchase Price as of the Closing Date (the “Estimated Adjusted Purchase Price”), together with documentation and supporting calculations of any adjustments made pursuant to Section 2.1(c), if applicable, supporting the calculation of the Estimated Adjusted Purchase Price (the “Estimated Seller’s Statement”). Buyer shall have the right to review and comment on the Estimated Seller’s Statement prior to the Closing Date and Seller shall consider in good faith any reasonable comments proposed by the Buyer with respect to the Estimated Seller’s Statement prior to the Closing Date.
(ii)    Within thirty (30) days after the Closing Date, Seller shall prepare and deliver to Buyer a written determination (the “Seller’s Statement”) setting forth Seller’s determination of the Adjusted Purchase Price (including the adjustments made pursuant to Section 2.1(c), together with all supporting calculations). Buyer shall have thirty (30) days after the date of Seller’s Statement (the “Review Period”) to review the Seller’s Statement and related computations. In connection with the review of the Seller’s Statement, Seller shall give, and shall cause the Companies and its and the Companies’ Representatives to give, to Buyer and its Representatives reasonable access to the books, records and other materials of the Companies and the personnel of, and work papers prepared by or for, Seller, the Companies and their respective accountants and Representatives, including historical financial information relating to the Companies as Buyer or its Representatives may reasonably request, in each case, in order to permit the timely and complete review of the Seller’s Statement, including each of the components thereof. If Buyer has accepted the Seller’s Statement in writing or has not given written notice to Seller setting forth any objection of Buyer to the Seller’s Statement (a “Statement of Objections”) prior to the expiration of the Review Period, then the Seller’s Statement shall be final and binding upon the Parties. In the event that Buyer delivers a Statement of Objections during the Review Period, Seller and Buyer shall use their commercially reasonable efforts to agree on appropriate adjustments to the Seller’s Statement within thirty (30) days following the receipt by Seller of the Statement of Objections. If Seller and Buyer are unable to reach an agreement as to such amounts and adjustments within such 30-day period, then the matter shall be submitted as promptly as practicable to PricewaterhouseCoopers, or if PricewaterhouseCoopers is unwilling or unable to serve in such capacity, to such other independent accounting firm of national reputation agreed to by Buyer and Seller (such accountant, the “Settlement Accountant”), who shall resolve the matters still in dispute and adjust the Seller’s Statement to reflect such resolution and its determination of the Adjusted Purchase Price; provided, however, that the Settlement Accountant may not determine an

Adjusted Purchase Price in excess of that claimed by Seller in the Seller’s Statement or less than that claimed by Buyer in the Statement of Objections. The Parties shall cause the Settlement Accountant to make such determination within forty-five (45) days following the submission of the matter to the Settlement Accountant for resolution, and such determination shall be final and binding upon Buyer and Seller and may be entered and enforced in any court having jurisdiction. Each of Buyer and Seller agrees that it shall not have any right to, and shall not, institute any Action or Proceeding of any kind challenging such determination or with respect to the matters that are the subject of this Section 2.1(d), except that the foregoing shall not preclude an Action or Proceeding to enforce such determination. In the event any dispute is submitted to the Settlement Accountant for resolution as provided in this Section 2.1(d)(ii), the fees, charges and expenses of the Settlement Accountant shall be paid one-half by Buyer and one-half by Seller. If Seller fails to timely deliver the Seller’s Statement in accordance with this Section 2.1(d)(ii) within such thirty (30) day period, then the Estimated Seller’s Statement shall be deemed to be the Seller’s Statement.
(iii)    In the event that the Parties agree, or the Settlement Accountant determines, in accordance with Section 2.1(d)(ii) that the Adjusted Purchase Price should be decreased, then Seller shall pay, or cause to be paid, within five (5) Business Days following the determination of the final amounts pursuant to Section 2.1(d)(ii), to Buyer, by wire transfer of immediately available funds, an amount equal to such decrease in the Adjusted Purchase Price, together with interest thereon for the period from (and including) the Closing Date to (but excluding) the date of payment, at the Applicable Rate on the Closing Date.
(iv)    In the event that the Parties agree, or the Settlement Accountant determines, in accordance with Section 2.1(d)(ii) that the Adjusted Purchase Price should be increased, then Buyer shall pay, or cause to be paid, within five (5) Business Days following the determination of the final amounts pursuant to Section 2.1(d)(ii), to Seller, by wire transfer of immediately available funds, an amount equal to such increase in the Adjusted Purchase Price, together with interest thereon for the period from (and including) the Closing Date to (but excluding) the date of payment, at the Applicable Rate on the Closing Date.
(e)    Withholding. Buyer shall be entitled to deduct and withhold, or cause to be deducted and withheld, from any amount payable under this Agreement, such amounts as may be required to be deducted and withheld from or with respect to such payment under the Code or other applicable Law relating to Taxes. The Parties acknowledge that, as of the date hereof, if the certificate in Section 2.2(b)(v) is provided, the payment of the Adjusted Purchase Price hereunder (and adjustments thereto) shall not be subject to deduction or withholding on account of any Tax, and absent a change in Law after the date hereof, Buyer shall not deduct and withhold any amount on account of any Tax from the payment from the Adjusted Purchase Price hereunder (or any adjustment thereto). If any amount payable under this Agreement is required by applicable Law to be deducted or withheld on account of any Tax, Buyer shall notify Seller no later than ten (10) Business Days prior to the due date for such payment and shall cooperate with Seller to reduce or eliminate any such deduction or withholding. To the extent any amounts are deducted and withheld in accordance with this Section 2.1(e) and paid to the relevant Tax authority, such amounts shall be treated for all purposes of this Agreement as having been paid to Seller.

(f)    Adjustments. Notwithstanding anything to the contrary in this Agreement, the Parties agree that any adjustments pursuant to Section 2.1(d) will be treated as adjustments to the Adjusted Purchase Price for all Tax purposes, to the maximum extent permitted by applicable Law. Schedule 2.1(f) sets forth illustrative examples of the adjustments referred to in this Section 2.1.
Section 2.2    Closing.
(a)    Time of Closing. The consummation of the Transactions (the “Closing”) shall take place remotely via the electronic exchange of executed documents, at 10:00 a.m. (Eastern Prevailing Time) on the third (3rd) Business Day immediately following the date on which the conditions to Closing set forth in Article VII have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing), or at such other time, date and place as the Parties may mutually agree in writing.
(b)    Actions at Closing. At the Closing, Seller and Buyer (as applicable) shall take or cause to be taken the following actions (the “Closing Actions”):
(i)    Payment of Estimated Adjusted Purchase Price. Buyer shall pay the Estimated Adjusted Purchase Price to Seller, in accordance with the terms set forth in Section 2.1.
(ii)    Transfer of Acquired Newco II Shares. Seller shall deliver to Buyer a certificate representing the Acquired Newco II Shares registered in the name of Buyer.
(iii)    Newco II Shareholders Agreement. Seller and Newco Inc. shall execute and deliver to Buyer, and Buyer shall execute and deliver to Seller, the Newco II Shareholders Agreement.
(iv)    Officers Certificates. (A) Seller shall deliver to Buyer a certificate executed by a duly authorized officer of Seller certifying that the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied and (B) Buyer shall deliver to Seller a certificate executed by a duly authorized officer of Buyer certifying that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.
(v)    IRS Form W-9. Seller shall deliver to Buyer a properly completed and validly executed IRS Form W-9 of Seller, or if Seller is disregarded as an entity separate from its owner, then an IRS Form W-9 of its regarded owner.
(vi)    Waivers. Seller shall deliver to Buyer waivers duly executed by each of the parties listed on Schedule 2.2(b)(vi), in form and substance reasonably acceptable to Buyer.
(vii)    Newco II Tax Allocation Agreement. Seller shall deliver to Buyer the Newco II Tax Allocation Agreement, executed by AES, Newco II Inc., and Newco Inc.

(viii)    Newco II Group Tax Allocation Agreement. Seller shall deliver to Buyer the Newco II Group Tax Allocation Agreement, executed by Newco II Inc., Newco Inc., and their Subsidiaries (as defined therein).
(ix)    1986 Tax Allocation Agreement Amendment. Seller shall deliver to Buyer the 1986 Tax Allocation Agreement Amendment, executed by Seller, DP&L and certain of their respective Subsidiaries (as defined therein).
(x)    2011 Tax Sharing Agreement Amendment. Seller shall deliver to Buyer the 2011 Tax Sharing Agreement Amendment, executed by AES and Seller.
(xi)    Overpayment Receivable Agreement. Seller shall deliver to Buyer the Overpayment Receivable Agreement, executed by AES, Seller, Newco II Inc., Newco Inc., and DP&L.
(c)    Use of Proceeds. Neither Seller nor any of its Affiliates shall use any amounts paid by Buyer pursuant to this Agreement in violation of applicable Law.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER
Except as specifically disclosed in the publicly available SEC Reports filed or furnished to the Securities and Exchange Commission prior to the Agreement Date or as disclosed in the schedules to this Agreement (each section of which qualifies the correspondingly numbered representation and warranty to the extent specified therein and such other representations and warranties to the extent a matter in such section is disclosed in such a way as to make its relevance to such other representation or warranty reasonably apparent), Seller represents and warrants to Buyer as of the Agreement Date as follows:
Section 3.1    Organization. Seller has been duly organized or created, is validly existing and is in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the State of Ohio. Seller is qualified to do business in all jurisdictions where the failure to qualify would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Seller.
Section 3.2    Authority and Power. Seller has the requisite power and authority to enter into each of the Transaction Documents to which it is a party, consummate each of the transactions and undertakings contemplated thereby, and perform all of the terms and conditions thereof to be performed by Seller. The execution, delivery and performance of each of the Transaction Documents to which Seller is a party and the consummation of each of the transactions and undertakings contemplated thereby have been duly authorized by all requisite action on the part of Seller under its Charter Documents.
Section 3.3    Valid and Binding Obligations. Each of the Transaction Documents to which Seller is a party has been duly and validly executed and delivered by Seller, and, assuming the due and valid execution and delivery of the Transaction Documents by the other parties thereto, is enforceable against Seller in accordance with the terms thereof, except as such enforceability may be limited or denied by (a) applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights and the enforcement of debtors’ obligations generally and (b) general principles of equity, regardless of whether enforcement is pursuant to a proceeding in equity or at law.
Section 3.4    Approvals and Consents. Except for (a) those third-party consents listed on Schedule 3.4(a) (the “Seller Required Consents”), (b) the FERC Consent and filings related thereto, (c) CFIUS Approval and filings related thereto, (d) the PUCO Approval and any filings related thereto, (e) those approvals from Governmental Authorities listed on Schedule 3.4(d) (the “Seller Required Approvals”), and (f) such other filings, consents or approvals which, if not made or obtained, would not be reasonably likely to be, individually or in the aggregate, material in the context of the Transactions, Seller is not required to give any notice, make any filing, or obtain any third-party consent or approval (including Governmental Approvals) to execute, deliver or perform any of the Transaction Documents to which it is a party or to consummate the transactions contemplated thereby.
Section 3.5    No Violations. Except as set forth on Schedule 3.5, the execution, delivery and performance by Seller of each of the Transaction Documents to which it is a party does not, and the consummation of the transactions contemplated thereby will not: (a) violate the Charter Documents of Seller; (b) violate or be in conflict with, or constitute a default (or any event that, with or without due notice or lapse of time, or both, would constitute a default) under, any Contract to which Seller is a party or by which any of Seller’s properties or Assets are or may be bound that, in any case, would materially and adversely affect the ability of Seller to perform any of its obligations under the Transaction Documents to which it is a party; (c) violate any Law or Order applicable to Seller; or (d) result in the creation or imposition of any Lien on the Acquired Newco II Shares, other than, with respect to clauses (b) – (d), any such conflicts, violations, defaults or imposition of Liens that would not be reasonably likely to be, individually or in the aggregate, material in the context of the Transactions.
Section 3.6    No Litigation. Except as set forth on Schedule 3.6, there is no Action or Proceeding pending to which Seller is a party (and, to Seller’s Knowledge, there is no Action or Proceeding threatened in writing or orally against Seller), in any such case at law or in equity, that would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect.
Section 3.7    Equity Interests.
(a)    Schedule 3.7(a) accurately sets forth the ownership structure of the Companies as of the date hereof and as of immediately prior to the Closing. Except as set forth on Schedule 3.7(a), none of the Companies own any Equity Interests of any other Person. Seller and each of the Companies owns, holds of record and is the beneficial owner of the Equity Interests shown as being owned by it on Schedule 3.7(a) free and clear of all Liens, restrictions on transfer or other encumbrances except as set forth on Schedule 3.7(a).

(b)    No Persons other than Seller (and Buyer pursuant to the Transaction Documents) own or have any interest in, or option or other right (contingent or otherwise), including any right of first refusal or right of first offer, to acquire the Equity Interests of any of the Companies. Except pursuant to the Transaction Documents or as set forth on Schedule 3.7(b), there is no (i) voting trust or agreement, membership agreement, pledge agreement, buy-sell agreement, right of first refusal, preemptive right, stock appreciation right, redemption or repurchase right, anti-dilutive right or proxy relating to the Equity Interests of any of the Companies, (ii) Contract restricting the transfer of, or requiring the registration for sale of, the Equity Interests of any of the Companies, or (iii) option, warrant, call, right or other Contract to issue, deliver, grant, convert, exchange, sell, subscribe for, purchase, redeem or acquire any of the Equity Interests of any of the Companies or agreement to enter into any Contract with respect thereto.
(c)    Seller owns beneficially and of record, free and clear of any Liens other than Permitted Encumbrances, and has full power and authority to convey free and clear of any Liens other than Permitted Encumbrances, the Acquired Newco II Shares. All of the Acquired Newco II Shares have been validly issued and were not issued in violation of any Person’s preemptive or other purchase rights. Upon consummation of the Transactions, Buyer will hold good and valid title to all of the Acquired Newco II Shares free and clear of any and all Liens other than those created pursuant to agreements to which Buyer or any of its Affiliates is a party. After giving effect to the Transactions, the Acquired Newco II Shares will constitute seventeen and sixty-five hundredths percent (17.65%) of the issued and outstanding Newco II Shares, which constitute seventeen and sixty-five hundredths percent (17.65%) of the issued and outstanding Equity Interests of Newco II Inc.
Section 3.8    No Prior Activities. Newco II Inc. was organized for the purpose of the Transactions, and since its formation has been engaged solely in the Transactions.
Section 3.9    Seller Compliance with Law. No Action or Proceeding alleging any noncompliance or violation of Laws related to money laundering or criminal activity has been commenced or threatened by a Governmental Authority against Seller, AES, any of the Companies, or any of their respective officers or directors.
Section 3.10    Brokers. Seller does not have any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the Transactions for which Buyer could become liable or obligated.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER REGARDING THE COMPANIES
Except as specifically disclosed in the publicly available SEC Reports filed or furnished to the Securities and Exchange Commission prior to the Agreement Date or as disclosed in the schedules to this Agreement (each section of which qualifies the correspondingly numbered representation and warranty to the extent specified therein and such other representations and warranties to the extent a matter in such section is disclosed in such a way as to make its relevance to such other representation or warranty reasonably apparent), Seller represents and warrants to Buyer with respect to Newco II Inc. and DP&L (together, the “Companies”) as of the Agreement Date as follows:
Section 4.1    Organization of the Companies. Each Company has been duly organized or created, is validly existing and is in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the respective jurisdictions of their formation or creation. Each Company is qualified to do business in all jurisdictions where the failure to qualify would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect.
Section 4.2    No Violations. Assuming that all filings, consents and approvals set forth on Schedule 4.2, if any, have been timely made or obtained, as applicable, the consummation of the Transactions does not and will not: (a) violate any Charter Document of any of the Companies; (b) violate or be in conflict with, or constitute a material default (or any event that, with or without due notice or lapse of time, or both, would constitute a material default) under, or cause or permit the acceleration of the maturity of, or give rise to any right of termination, cancellation, imposition of fees or penalties under, any Material Contract to which any of the Companies is a party; (c) violate any Law or Order applicable to any of the Companies; (d) materially adversely affect any Permit that is issued in the name of any of the Companies and is necessary for it to carry on its business; or (e) result in the creation or imposition of any Lien on any of the Assets of any of the Companies, other than, with respect to clauses (b) – (e), any such conflicts, violations, defaults or imposition of Liens that would not be reasonably likely to be, individually or in the aggregate, material to the Companies, taken as a whole.
Section 4.3    Compliance with Laws. Except as set forth on Schedule 4.3, since the Lookback Date: (a) each of the Companies is in compliance with all applicable Laws; (b) no notice, charge, claim, action or assertion has been filed, commenced or threatened in writing, or to Seller’s Knowledge, orally, against any of the Companies alleging any noncompliance or violation of any applicable Law; and (c) to Seller’s Knowledge, no investigation with respect to any noncompliance or violation of any applicable Law by a Company has been commenced and remains unresolved, except, in each case, as would not be reasonably likely to be, individually or in the aggregate, material to the Companies, taken as a whole.
Section 4.4    Permits.
(a)    Each of the Companies currently holds in full force and effect and is in material compliance with all Permits (other than Environmental Permits) as are necessary for each of the Companies to carry on its business.
(b)    Neither Seller nor, to Seller’s Knowledge, any of the Companies has received any written notice (i) of material noncompliance or material default with respect to any material Permit or (ii) of the revocation, termination, or material modification of any material Permit (other than Environmental Permits).

Section 4.5    Litigation. Except as set forth on Schedule 4.5, there is no Action or Proceeding to which any of the Companies is a party or involving the Assets of any of the Companies (and there is no Action or Proceeding threatened in writing, or to Seller’s Knowledge threatened orally, against any of the Companies or involving the Assets of any of the Companies), except as would not be material and adverse to the Companies, taken as a whole. There is no material unsatisfied judgment, penalty or award against any of the Companies or affecting the Assets of any of the Companies.
Section 4.6    SEC Reports and Financial Statements.
(a)    Since the Lookback Date, DP&L has timely filed or furnished with the United States Securities and Exchange Commission all forms, reports, schedules, statements and other documents required to be filed or furnished under the Securities Exchange Act of 1934 (such forms, reports, schedules, statements and other documents filed or furnished since the Lookback Date, the “SEC Reports”), including (i) its Annual Report on Form 10-K for the year ended December 31, 2023, and (ii) its Quarterly Report on Form 10-Q for the period ended June 30, 2024 (the “Balance Sheet Date”).
(b)    The financial statements of DP&L included in the SEC Reports (including the notes thereto) have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of DP&L as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal year-end audit adjustments.
(c)    Since the December 31, 2023, none of the Companies has incurred any Liabilities that would be required by GAAP, applied on a basis consistent with the Reference Balance Sheet, to be set forth on a consolidated balance sheet or notes thereto of DP&L, except for Liabilities incurred (i) in the ordinary course of business, (ii) as set forth on Schedule 4.6, (iii) in connection with this Agreement or the Transactions or (iv) that are not, individually or in the aggregate, material to the Companies taken as a whole.
Section 4.7    Absence of Certain Changes. Since December 31, 2023, (a) the business of the Companies has been conducted in all material respects in the ordinary course of business and in accordance with the Business Plan, (b) there has not occurred any change in the business of the Companies that has had or would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Companies, and (c) none of the Companies has taken any action that would have been prohibited by Section 6.1(a) if it had been taken after the Agreement Date and prior to the Closing Date.
Section 4.8    Contracts.
(a)    Except as set forth on Schedule 4.8(a), (i) none of the Companies nor, to Seller’s Knowledge, any counterparty to a Material Contract is in default of any material obligation of a Material Contract and (ii) each of the Material Contracts is in full force and effect and constitutes a legal, valid, binding and enforceable obligation of the Company party thereto, and, to Seller’s Knowledge, of the other parties thereto.
(b)    Schedule 4.8(b) sets forth a true and complete listing of each Material Contract.
(c)    Schedule 4.8(c) sets forth a true and complete listing of each Contract between any of the Companies, on the one hand, and any Affiliate of the Companies (other than any other Company), on the other hand (the “Affiliate Contracts”).
(d)    Seller and the Companies have made available to Buyer a true and complete in all material respects copy of each Material Contract (including, for the avoidance of doubt, any amendments other than routine or administrative amendments, modifications or supplements thereto) existing on the date hereof (except to the extent prohibited by the terms of such Material Contract, in which case Seller and the Companies have provided an anonymized or cleansed version or summary description of such Material Contract to Buyer).
Section 4.9    Real Property Matters. Except for any Liens in connection with Indebtedness issued under the terms of the First and Refunding Mortgage from time to time or as set forth on Schedule 4.9, (a) except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect, the applicable Company has good and valid title to the Owned Real Property, and a good and valid leasehold interest in the Leased Real Property, in each case free and clear of all Liens other than Permitted Real Property Liens, and (b) the interests of the Companies in the Real Property are not subject to or encumbered by any purchase option, right of first refusal or other contractual right or obligation to sell, assign or dispose of such interests in the Real Property.
Section 4.10    Tax Matters.
(a)    All material Tax Returns required to be filed by or with respect to the Companies have been timely filed (taking into account extensions), all such Tax Returns are correct and complete in all material respects and all material Taxes required to be paid by the Companies (whether or not shown as due on such Tax Returns) have been timely paid.
(b)    Except as set forth on Schedule 4.10(b), there are no audits, claims or assessments regarding material Taxes pending or, to Seller’s Knowledge, threatened against the Companies.
(c)    None of the Companies has in force any waiver of any statute of limitations in respect of material Taxes or any extension of time with respect to a material Tax assessment or deficiency. Each Company has withheld and paid over to the proper Governmental Authority all material Taxes required to have been withheld and paid over in connection with amounts paid or owing to any employee, independent contractor, creditor, member, shareholder or other third party.

(d)    None of the Companies has been subject to any claim made in writing by any Governmental Authority in a jurisdiction where such Company does not file a Tax Return to the effect that such Company may be subject to material Taxes in that jurisdiction.
(e)    Except as set forth on Schedule 4.10(e), none of the Companies is a party to or bound by any Tax allocation, sharing or indemnity agreements or arrangements with respect to material Taxes other than the Tax Allocation Agreement and, as of the Closing, the Newco II Tax Allocation Agreement, the Newco II Group Tax Allocation Agreement or the Overpayment Receivable Agreement. None of the Companies has any liability for material Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provisions of state, local or foreign Tax law), or as a transferee or successor, or by Contract or otherwise other than the members of the consolidated group of which AES is the common parent (the “AES Group”). Other than the AES Group, none of the Companies has ever been a member of a consolidated group filing for federal or state income Tax purposes.
(f)    None of the Companies have participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).
(g)    None of the Companies will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any (i) adjustment under either Section 481(a) or Section 482 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) by reason of a change in method of accounting on or prior to the Closing Date for a taxable period ending on or prior to the Closing Date, (ii) a “closing agreement” described in Code Section 7121 (or any corresponding or similar provision of state, local or non-U.S. Tax law) executed on or prior to the Closing Date, (iii) an intercompany transaction or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or non-U.S. Tax law) entered into or created on or prior to the Closing Date (other than in connection with the Pre-Closing Reorganization), (iv) an installment sale or open transaction disposition made on or prior to the Closing Date, (v) the cash method of accounting or long-term contract method of accounting utilized prior to the Closing Date, or (vi) a prepaid amount received outside the ordinary course of business on or prior to the Closing Date.
Notwithstanding anything to the contrary in this Agreement, (i) the representations and warranties in Section 4.6, Section 4.7, Section 4.9, Section 4.12 and this Section 4.10 are Seller’s sole and exclusive representations and warranties with respect to all matters relating to Taxes of or with respect to the Companies or any of their respective Assets, and (ii) nothing contained in this Section 4.10 shall be construed as providing any representation or warranty with respect to the availability or use of any Tax attribute (including a net operating loss) or Tax credit in any taxable period ending after December 31, 2023.
Section 4.11    Environmental Matters. Except as set forth on Schedule 4.11 and as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect:

(a)    The Companies are in compliance with all applicable Environmental Laws, which compliance includes the possession of all Permits required under Environmental Laws to own and operate their Assets and conduct their operations (“Environmental Permits”), and with the terms and conditions thereof;
(b)    None of the Companies is subject to any pending or threatened Environmental Claim;
(c)    None of the Companies is subject to any Order pursuant to Environmental Laws; and
(d)    There have been no Releases of Hazardous Substances on, at, under or migrating from any of the real property owned or operated at any time by any of the Companies that would reasonably be expected to result in Liability for any of the Companies.
Notwithstanding anything to the contrary in this Agreement but subject to Buyer’s rights pursuant to Section 10.4, the representations and warranties in this Section 4.11 are Seller’s sole and exclusive representations and warranties with respect to Environmental Laws, Environmental Permits, environmental matters and any obligations or Liabilities arising under or with respect to any of the foregoing.
Section 4.12    Employees and Employee Benefit Plans.
(a)    Each “employee welfare benefit plan” or “employee pension benefit plan” (as those terms are defined in sections 3(1) and 3(2), respectively, of ERISA), each plan, program, policy, agreement or other arrangement providing for compensation, retirement, severance, health or welfare benefits, each deferred compensation plan, incentive compensation plan, stock plan, retention plan or agreement, unemployment compensation plan, vacation pay, change in control, severance pay, bonus or benefit arrangement, insurance or hospitalization program, flexible benefit plan, cafeteria plan, dependent care plan or any fringe benefit arrangements or other employee benefits plan that is sponsored, maintained, contributed to or required to be contributed to by DP&L or any other entity that together with DP&L would be treated as a single employer under Sections 414(b), (c), (m) or (o) of the Code, or Section 4001(b) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or with respect to which DP&L or any other entity that together with DP&L would be treated as a single employer under Sections 414(b), (c), (m) or (o) of the Code, or Section 4001(b) of ERISA has or could reasonably be expected to have any liability, contingent or otherwise and that is for the benefit of any current or former employee of DP&L (each an “Employee Benefit Plan”): (i) if intended to be “qualified” within the meaning of Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service as to its qualification and, to Seller’s Knowledge, no event has occurred that could reasonably be expected to result in disqualification of such Employee Benefit Plan; and (ii) materially complies in form with all requirements of applicable law and has been operated, funded and administered in all material respects in accordance with its terms and all applicable laws, including ERISA and the Code. No Employee Benefit Plan is a “multiemployer plan” (as defined in Section 3(37) of ERISA).

Schedule 4.12(a) sets forth a true and complete listing, as of the date hereof, of each material Employee Benefit Plan.
(b)    There are no pending or, to Seller’s Knowledge, threatened material claims, proceedings, hearings, audits, examinations, or investigations by or on behalf of or otherwise involving any Employee Benefit Plan (other than routine claims for benefits).
(c)    Except as set forth on Schedule 4.12(c), neither DP&L nor any other entity that together with DP&L would be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code, or Section 4001(b) of ERISA has incurred any liability, contingent or otherwise, under Title IV or Section 302 of ERISA or is reasonably expected to incur such liability.
(d)    Except as set forth on Schedule 4.12(d), with respect to each Employee Benefit Plan that is subject to Title IV or Section 302 of ERISA, or Section 412 of the Code: (i) no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred that would reasonably be expected to result in a liability to DP&L, (ii) all contributions (including installments) to such plan required by Section 302 of ERISA and Section 412 of the Code have been timely made; (iii) no steps have been taken to terminate any such plan; (iv) there has been no withdrawal (within the meaning of section 4063 of ERISA) of a “substantial employer” (as defined in section 4001(a)(2) of ERISA); (v) no event or condition has occurred which might constitute grounds under section 4042 of ERISA for the termination of or the appointment of a trustee to administer any such plan; (vi) no event or condition has occurred which would give rise to liabilities under section 4062(e) of ERISA; and (vii) no event has occurred with respect to any such plan which has resulted or could reasonably be expected to result a Lien being imposed on the Assets of DP&L or other entity that together with DP&L would be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code, or Section 4001(b) of ERISA.
(e)    DP&L does not have any material liability (whether or not assessed) under Sections 4980D, 4980H, 6721 or 6722 of the Code, and with respect to each group health plan benefiting any current or former employee of DP&L that is subject to Section 4980B of the Code, DP&L has complied with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.
(f)    The consummation of the Transactions will not (i) entitle any current or former employee of DP&L to any payment or (ii) accelerate the time of payment or vesting, or increase the amount, of compensation due any such current or former employee.
(g)    Each Employee Benefit Plan that provides for “nonqualified deferred compensation” (within the meaning of Section 409A of the Code) is in all material respects in documentary compliance with, and has been operated in all material respects in compliance with, Section 409A of the Code, and no current or former employee, director or individual service provider of DP&L has a right to any gross up payment or indemnification DP&L with respect to any such Employee Benefit Plan. There have been no acts or omissions by DP&L that have given rise to or that currently give rise to any material interest, fines, penalties, taxes or related charges under Section 409A of the Code for which DP&L would reasonably be expected to be liable with respect to any amount under any such Employee Benefit Plan.
(h)    Except as set forth on Schedule 4.12(h), none of Seller or any of its Subsidiaries has any liability or contingent liability for providing, under any Employee Benefit Plan or otherwise, any post-retirement medical or life insurance benefits, other than statutory liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and section 4980B of the Code or applicable state law.
(i)    The Companies are, and since the Lookback Date have been, in compliance in all material respects with all applicable Laws relating to employment and employment practices, or terms and conditions of employment, including but not limited to, worker classification, wages, hours of work, discrimination, collective bargaining, immigration, workers’ compensation, unemployment compensation, withholding, and occupational safety and health. All independent contractors and consultants providing personal services to the Companies have been properly classified as independent contractors for purposes of all Laws, including Laws with respect to employee benefits, and all employees of the Companies have been properly classified under the Fair Labor Standards Act and similar state laws.
(j)    A Form I-9 has been completed and retained with respect to each such current employee and, where required by law, former employees of the Companies. During the one year period prior to the date hereof, the Companies have not been the subject of any audit or other action, suit, proceeding, claim, demand, assessment or judgments nor, to Seller’s Knowledge, have the Companies during such period been the subject of an investigation, inquiry or other any audit or other action, suit, proceeding, claim, demand, assessment or judgments from the U.S. Department of Homeland Security, including the Immigration and Customs Enforcement, (or any predecessor thereto, including the U.S. Customs Service or the Immigration and Naturalization Service) or any other immigration-related enforcement proceeding.
(k)    The Companies are and have been in material compliance with, to the extent applicable, Executive Order No. 11246 of 1965 (“E.O. 11246”), Section 503 of the Rehabilitation Act of 1973 (“Section 503”) and the Vietnam Era Veterans’ Readjustment Assistance Act of 1974 (“VEVRAA”), including all implementing regulations. The Companies maintain and comply in all material respects with affirmative action plans in compliance with E.O. 11246, Section 503 and VEVRAA, including all implementing regulations to the extent applicable. The Companies are not and have not been since the Lookback Date, the subject of any enforcement action, and to Seller’s knowledge, audit or investigation by any Governmental Authority in connection with any Contract with a Governmental Authority or related compliance with E.O. 11246, Section 503 and VEVRAA. The Companies have not been debarred, suspended or otherwise made ineligible from doing business with the United States government or any government contractor.
Section 4.13    Personal Data. Except as would not be reasonably likely to be, individually or in the aggregate, material to the Companies, taken as a whole, the Companies are in compliance with all of the following to the extent relating to the collection, processing, storage, transfer (including but not limited to any cross-border transfer), or disclosure of any Personal Data in the possession or control of the Companies or otherwise relating to privacy and applicable to the Companies or to the conduct of its businesses as conducted as of the date hereof: (a) all applicable Laws, (b) Material Contracts, and (c) the external publicly posted policies, notices or representations relating to Personal Data, privacy and/or the security of the Personal Data (e.g., privacy policies and notices provided in connection with the processing of Personal Data) of the Companies.
Section 4.14    Brokers. None of the Companies has any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the Transactions.
Section 4.15    Exclusivity of Representations. The representations and warranties made by Seller in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any implied warranties of merchantability, suitability or fitness for any particular purpose or any other implied warranty. Seller hereby disclaims any such other or implied representations or warranties, notwithstanding the delivery or disclosure to Buyer or its directors, officers, employees, agents or Representatives of any documentation or other information (including any pro forma financial information, supplemental data or financial projections or other forward-looking statements); provided, however, that nothing in this Section 4.15 shall be deemed to disclaim or waive any representations or warranties under any other agreement.
ARTICLE V

REPRESENTATIONS, WARRANTIES AND ACKNOWLEDGEMENTS OF BUYER
Except as disclosed in the schedules to this Agreement (each section of which qualifies the correspondingly numbered representation and warranty to the extent specified therein and such other representations and warranties to the extent a matter in such section is disclosed in such a way as to make its relevance to such other representation or warranty reasonably apparent), Buyer represents and warrants to Seller as of the Agreement Date as follows:
Section 5.1    Organization. Buyer is a limited partnership duly organized or created, validly existing and in good standing under the Laws of the State of Delaware. Buyer is qualified to do business in all jurisdictions where the failure to qualify would be reasonably likely to materially and adversely affect the ability of Buyer to perform its obligations under the Transaction Documents or to consummate the Transactions.
Section 5.2    Authority and Power. Buyer has the requisite power and authority to enter into each of the Transaction Documents to which it is a party, consummate each of the transactions and undertakings contemplated thereby, and perform all the terms and conditions thereof to be performed by it. The execution, delivery and performance of each of the Transaction Documents to which Buyer is a party and the consummation of each of the transactions and undertakings contemplated thereby have been duly authorized by all requisite action on the part of Buyer under its Charter Documents.

Section 5.3    Valid and Binding Obligations. Each of the Transaction Documents to which Buyer is a party has been duly and validly executed and delivered by Buyer, and, assuming the due and valid execution and delivery of such Transaction Documents by the other parties thereto, is enforceable against Buyer in accordance with the terms thereof, except as such enforceability may be limited or denied by (a) applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights and the enforcement of debtors’ obligations generally, and (b) general principles of equity, regardless of whether enforcement is pursuant to a proceeding in equity or at law.
Section 5.4    Approvals and Consents. Except for (a) those third-party consents listed on Schedule 5.4(a) (the “Buyer Required Consents” and together with the Seller Required Consents, the “Required Consents”), (b) the FERC Consent and filings related thereto, (c) CFIUS Approval and filings related thereto, (d) the PUCO Approval and any filings related thereto, (e) those approvals from Governmental Authorities listed on Schedule 5.4(d) (“Buyer Required Approvals” and together with the Seller Required Approvals, the “Required Approvals”), and (f) such other filings, consents or approvals which, if not made or obtained, would not be reasonably likely to be, individually or in the aggregate, material in the context of the Transactions, Buyer is not required to give any notice, make any filing, or obtain any third-party consent or approval (including Governmental Approvals) to execute, deliver or perform any of the Transaction Documents to which it is a party or to consummate the transactions contemplated thereby.
Section 5.5    No Violations. The execution, delivery and performance by Buyer of each of the Transaction Documents to which it is a party does not, and the consummation of the transactions contemplated thereby will not (a) violate the Charter Documents of Buyer, (b) violate or be in conflict with, or constitute a default (or any event that, with or without due notice or lapse of time, or both, would constitute a default) under, any Contract to which Buyer is a party or by which any of Buyer’s properties or Assets are or may be bound or (c) violate any applicable Law, other than, with respect to clauses (b) and (c), any such conflicts, violations or defaults that would reasonably be likely, individually or in the aggregate, to materially and adversely affect the ability of Buyer to perform its obligations under the Transaction Documents or to consummate the Transactions.
Section 5.6    No Litigation. There is no Action or Proceeding pending to which Buyer is a party (and, to Buyer’s Knowledge, there is no Action or Proceeding threatened against Buyer), in any such case at law or in equity, that would reasonably be likely, individually or in the aggregate, to materially and adversely affect the ability of Buyer to perform its obligations under the Transaction Documents or to consummate the Transactions.
Section 5.7    Bankruptcy. Buyer has not filed a petition seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any law relating to bankruptcy or insolvency, and no such petition has been filed against Buyer. No general assignment of Buyer’s property has been made for the benefit of creditors, and no receiver, master, liquidator or trustee has been appointed for Buyer.

Section 5.8    Brokers. Buyer has no liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the Transactions.
Section 5.9    Regulatory Status. Buyer is not itself a “public utility” as defined in the FPA. Buyer is not a “holding company” or an “affiliate” of any “public utility” (as defined in the FPA) that is not an “affiliate” of DP&L and that sells wholesale electricity to DP&L. Buyer is a “subsidiary company” of a “holding company” (in each case, as defined in PUCHCA) that holds the exemption from regulation under PUHCA set forth in 18 C.F.R. § 366.2(a).
Section 5.10    Financing; Source of Funds. Buyer has (and Buyer will have as of the Closing Date) immediately available to it sufficient unrestricted funds and credit capacity to consummate the Transactions and to satisfy all of Buyer’s obligations under this Agreement as of the Closing Date, including the payment of the Adjusted Purchase Price, and all related fees and expenses. No funds to be paid to Seller by Buyer will have been derived from, or constitute, either directly or indirectly, the proceeds of any criminal activity under the anti-money laundering laws of the United States.
Section 5.11    Investment Intent. Buyer acknowledges that neither the offer nor the sale of the Newco II Shares has been registered under the U.S. Securities Act of 1933 (the “Securities Act”), or under any state or foreign securities Laws. Buyer is acquiring the Acquired Newco II Shares for its own account for investment, without a view to, or for a resale in connection with, the distribution thereof in violation of the Securities Act or any applicable state or foreign securities Laws and with no present intention of distributing or reselling any part thereof. Buyer will not so distribute or resell any of the Acquired Newco II Shares in violation of any such laws.
Section 5.12    No Other Representations. Buyer acknowledges and agrees it is purchasing the Acquired Newco II Shares without reliance on any express or implied representations or warranties of any nature made by or on behalf of Seller, except for the representations and warranties set forth in this Agreement.
ARTICLE VI

COVENANTS
Section 6.1    Conduct of Business after Signing.
(a)    From the Agreement Date until the earlier of the termination of this Agreement or the Closing, except (w) as required or expressly permitted by this Agreement or any Ancillary Agreement, (x) as set forth in Schedule 6.1, (y) as required by applicable Law or Order or (z) with the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), Seller shall cause each of the Companies to conduct its business in the ordinary course of business consistent with past practices, and to preserve, maintain and protect the Assets of each of the Companies, in each case, in material compliance with applicable material Permits and Laws and the Material Contracts; provided, that Seller shall cause each of the Companies to conduct its business in accordance with the Business Plan in all material respects, and any actions taken in accordance with the Business Plan shall be deemed to be in compliance with this Section 6.1. From the Agreement Date until the earlier of the termination of this Agreement or the Closing, except (I) as required or expressly permitted by this Agreement, any Ancillary Agreement or the Business Plan, (II) as set forth in Schedule 6.1, (III) as required by applicable Law or Order or (IV) with the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), Seller shall cause each of the Companies not to:
(i)    redeem, purchase or otherwise acquire any Equity Interest of any Person or any securities or obligations convertible into or exchangeable for any Equity Interest of any Person, or any options, warrants or conversion or other rights to acquire any Equity Interest in any Person or any such securities or obligations, or any other securities thereof;
(ii)    fail to maintain its existence or merge or consolidate with any other Person or acquire all or substantially all of the Assets of any other Person or enter into any joint venture, partnership or similar venture with any other Person;
(iii)    split, combine or reclassify any of its Equity Interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of their Equity Interests;
(iv)    make any distribution, or declare, pay or set aside any dividend, with respect to the Newco II Shares or the DP&L Shares, other than as expressly provided for in the Business Plan;
(v)    make any capital expenditures in excess of one hundred ten percent (110%) of those expenditures budgeted for in the Business Plan;
(vi)    acquire or agree to acquire, by merging or consolidating with, by purchasing an Equity Interest in or a portion of the Assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any Assets or Equity Interests of any other Person (other than the purchase of Assets from suppliers in the ordinary course of business consistent with past practice);
(vii)    sell, transfer, remove, assign, convey or otherwise dispose of any Assets other than in the ordinary course of business consistent with past practice;
(viii)    make any new, or change any existing, material election with respect to Taxes, settle or compromise any disputed Tax liability of the Companies, amend any Tax Return of the Companies (including any pro forma Tax Return other than in connection with any adjustment payments pursuant to Paragraph 4 of the Tax Allocation Agreement in the ordinary course of business consistent with past practices), change any material method of Tax accounting, in each case to the extent such action would be reasonably likely to adversely affect the Companies taken as a whole in any material respect, or amend or modify the Tax Allocation Agreement (provided, that for the avoidance of doubt, nothing contained in this Section 6.1(a) other than this Section 6.1(a)(viii) shall be construed as relating to Taxes or Tax Returns);

(ix)    enter into any new line of business;
(x)    enter into any new Affiliate Contract that either (A) requires estimated expenditures in excess of $1,725,000 per transaction or in a series of related transactions or $8,625,000 in the aggregate for any fiscal year or involving Asset dispositions regardless of the transaction value; provided, that transactions pursuant to and in accordance with the Services Agreement will not be counted toward the $1,725,000 and $8,625,000 thresholds set forth in this clause (x) or (B) is not made on an arms’ length basis involving economic terms no less favorable to Newco II Inc. or DP&L, as applicable, than those that could be obtained from a third party on an arms’ length basis;
(xi)    make any material filing with any Governmental Authority outside of the ordinary course of business consistent with past practice unless it is (A) required by applicable Law, (B) within the scope of a regulatory or other proceeding before any Governmental Authority to which Seller or either of the Companies was subject or was a party as of the date hereof, or (C) expressly contemplated by the Business Plan; provided, that to the extent Seller makes a material filing pursuant to this clause (xi), Seller shall, to the extent permitted by the relevant Governmental Authority and subject to applicable Law relating to the exchange of information, notify Buyer of the material filing in advance and consider in good faith any comments made by Buyer in relation to the material filing;
(xii)    liquidate, dissolve, reorganize or otherwise wind up its business or operations;
(xiii)    amend or modify its Charter Documents;
(xiv)    make a voluntary assignment for the benefit of its creditors or file a voluntary petition of bankruptcy or insolvency or otherwise institute insolvency proceedings of any type;
(xv)    create, incur, assume, guarantee or otherwise become liable with respect to any Indebtedness of the type referred to in clauses (a) and (c) of the definition thereof or any other material Indebtedness; or
(xvi)    agree or commit to do any of the foregoing.
(b)    Notwithstanding anything to the contrary in this Agreement, Seller may cause any of the Companies to take reasonable actions in accordance with Good Utility Practice, taking into account the geographic locations of such actions, with respect to any Emergency Situations in compliance with applicable Law.
Section 6.2    Expenses; Tax Matters.
(a)    Expenses. Except as otherwise provided in any other provision of this Agreement, all costs and expenses incurred in connection with this Agreement, the Transaction Documents and the Transactions shall be paid by the Party incurring such costs and expenses.

(b)    Transfer Taxes. Notwithstanding anything to the contrary in this Agreement, Buyer shall be responsible for the timely payment of all Transfer Taxes arising out of or incurred in connection with the Transactions. In addition, Buyer shall prepare and timely file all necessary documentation and Tax Returns required to be filed with respect to such Transfer Taxes.
(c)    AOI Subgroup Carryforward. Seller shall use commercially reasonable efforts to provide to Buyer the amount of the AOI Subgroup Carryforward (as defined in the Newco II Tax Allocation Agreement) no later than December 31, 2024.
Section 6.3    Regulatory Matters.
(a)    FERC. As soon as practical following the execution of this Agreement but in no event later than twenty (20) Business Days from the Agreement Date, Seller and Buyer will submit a joint application to the FERC pursuant to Section 203 of the FPA seeking FERC approval for the purchase and sale of the Acquired Newco II Shares (the “FERC Consent”). Each Party shall cooperate with each other in the preparation and filing of such application to obtain the FERC Consent, and shall consider and incorporate in such filings all reasonable comments, if any, submitted by the other Party with respect thereto. The Parties shall use reasonable best efforts to obtain the FERC Consent at the earliest possible date after the date of filing. Each Party will bear its own costs of the preparation and prosecution of any such filing to obtain the FERC Consent.
(b)    CFIUS. Each of Buyer and Seller agrees to submit as promptly as reasonably practicable, and in no event more than twenty (20) Business Days following the execution of this Agreement, a draft joint voluntary notice to CFIUS pursuant to 31 C.F.R. § 800.501(g) with respect to the Transactions, and, as promptly as reasonably practicable after addressing any comments received from CFIUS concerning the draft notice, submit a joint notice to CFIUS pursuant to 31 C.F.R. § 800.501(a) (a “Notice”) with respect to the Transaction; provided, however, that Buyer shall be responsible for paying all filing fees in connection with the submission of such Notice. Each of the Parties shall respond to any request for information from CFIUS in the timeframe set forth in 31 C.F.R. Part 800 (“CFIUS Regulations”); provided, further, that (i) Buyer or Seller, after consultation with each other, may request in good faith an extension of time pursuant to 31 C.F.R. § 800.504(a)(3) to respond to CFIUS requests for follow-up information and (ii) under no circumstance may a Party request any extension that would reasonably be expected to cause CFIUS to reject the Notice filed by the Parties for failure to provide the requested information. In connection with any CFIUS review or investigation and without limiting the other provisions of this Section 6.3(b), Buyer and Seller shall (x) cooperate in all respects and consult with each other in connection with the preparation and consideration of the Notice, including by allowing the other Party to have an opportunity to review in advance and comment on drafts of filings and submissions, subject to redactions for business confidential information, and (y) promptly inform the other Parties of any substantive communication made to, or received by such Party from, CFIUS (including members of its staff) regarding the CFIUS Approval or Notice contemplated by this Agreement, excluding any confidential or competitively sensitive information included in such communication. Prior to communicating substantively with CFIUS (including members of its staff), whether or not in writing, each Party shall permit counsel for the other Parties a reasonable opportunity to review and provide comments thereon, and consider in good faith the views of the other Parties in connection with, any such substantive communication; provided, that such communications are not requested by CFIUS to be kept confidential. Each Party agrees not to (and agrees to cause its Affiliates not to) participate in any substantive meeting or discussion, either in person, virtually, or by telephone, with CFIUS (including members of its staff) in connection with the Notice contemplated by this Agreement unless, to the extent not prohibited by CFIUS, it consults with the other Parties in advance and gives the other Parties the opportunity to attend and participate.
(c)    PUCO. As soon as practical following the execution of this Agreement but in no event later than twenty (20) Business Days from the Agreement Date, Seller and Buyer will submit a joint application to the PUCO pursuant to Ohio Revised Code 4905.402(B) seeking PUCO approval for the purchase and sale of the Acquired Newco II Shares (the “PUCO Approval”). Each Party shall cooperate with each other in the preparation and filing of such application to obtain the PUCO Approval, and shall consider and incorporate in such filings all reasonable comments, if any, submitted by the other Party with respect thereto. The Parties shall use reasonable best efforts to obtain the PUCO Approval at the earliest possible date after the date of filing. Each Party will bear its own costs of the preparation and prosecution of any such filing to obtain the PUCO Approval.
(d)    Seller and Buyer shall, to the extent permitted by the relevant Governmental Authority and subject to applicable Law relating to the exchange of information: (A) promptly notify the other Party of (and if in writing, furnish the other Party with copies of) any communication to such Party from a Governmental Authority regarding the filings and submissions described in this Section 6.3 and permit the other Party to review and discuss in advance (and to consider in good faith any comments made by the other Party in relation to) any proposed written response to any communication from a Governmental Authority regarding the filings and submissions described in this Section 6.3, (B) keep the other Party reasonably informed of any developments, meetings or discussions with any Governmental Authority in respect of any filings, investigation, or inquiry concerning the Transaction and (C) not independently participate in any meeting or discussion with a Governmental Authority in respect of any filings, investigation or inquiry concerning the Transaction without giving the other Party prior notice of such meeting or discussion and, unless prohibited by such Governmental Authority, the opportunity to attend or participate; provided, that the Parties shall be permitted to redact any correspondence, filing, submission or communication to address reasonable attorney-client or other privilege concerns and confidentiality concerns to the extent such correspondence, filing, submission or communication contains competitively or commercially sensitive information, including information relating to the valuation of the Transaction. Nothing in this Section 6.3(d) shall be applicable to Tax matters under this Agreement.
(e)    Other Regulatory Filings. Each Party shall cooperate and use reasonable best efforts to prepare and file, or cause to be filed, as soon as practicable, but in no event later than twenty (20) Business Days from the Agreement Date, all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to use reasonable best efforts to obtain all necessary permits, consents, approvals and authorizations of all Governmental Authorities, approving the purchase and sale of the Acquired Newco II Shares or determining that no such approval is required or is necessary or advisable to obtain the Required Approvals as soon as reasonably practicable and in any event prior to the Termination Date. Each Party shall have the right to review within a reasonable time in advance and to offer comments on any filing made after the Agreement Date and until the Termination Date (as the same may be extended hereunder) by the other Party (or Affiliates of the other Party) with any Governmental Authority with respect to the Transactions.
(f)    Additional Agreements Regarding Burdensome Conditions.
(i)    Notwithstanding anything to the contrary contained herein, in no event shall Buyer, Seller or their respective Affiliates be required to agree to take or enter into any action or permit or suffer to exist or agree to permit or suffer to exist any restriction, condition, limitation or requirement which, individually or together with all other such actions (taken or refrained from being taken), restrictions, conditions, limitations or requirements, would or would reasonably be expected to (A)(1) with respect to Seller, have a Material Adverse Effect with respect to Seller or the Companies, or (2) with respect to Buyer, have a material adverse effect on (x) the business, assets, liabilities, financial condition or results of operations of the businesses of Buyer and its Affiliates (assuming Buyer and its Affiliates were the same size as the Companies, taken as a whole) or (y) the economic benefits Buyer expects to receive by consummating the Transactions, (B) materially restrict or prohibit any material lines or types of business in which Seller, Buyer or their respective Affiliates shall be permitted to engage, (C) result in the imposition of any arrangement involving the sale, disposition or separate holding of any material assets or material businesses of Seller, Buyer or their respective Affiliates, (D) result in the modification or restriction on any of the rights or powers contemplated by the Newco II Shareholders Agreement in a manner that would be materially adverse to Buyer, Seller or their respective Affiliates or (E) other than as set forth in this Agreement or the Newco II Shareholders Agreement, require (x) contribution of material capital to the Companies by Seller, Buyer or their respective Affiliates, (y) maintenance by Seller, Buyer or their respective Affiliates of any specific or a minimum rating by a third party rating agency, or (z) entry into or establishment of any material guaranty, material keep-well, material capital maintenance or similar arrangement, by Seller, Buyer, or any of their respective Affiliates (other than the Companies) (each, a “Burdensome Condition”).
(ii)    Prior to either of Buyer or Seller being entitled to invoke a Burdensome Condition, Buyer, Seller and their respective Representatives shall confer in good faith for a reasonable period of time in order to (A) exchange and review their respective views and positions as to any Burdensome Condition or potential Burdensome Condition and (B) discuss and present to, and engage with, the applicable Governmental Authority regarding any approaches or actions that would avoid any actual Burdensome Condition or mitigate its impact such that the impact would no longer be a Burdensome Condition.
(g)    Copies and Notices. Except with respect to Taxes, (i) each Party shall promptly provide the other Party with copies of all filings made by such Party with any Governmental Authority in connection with this Agreement and the Transactions and (ii) the Parties shall keep each other apprised of the status of matters relating to the completion of the Transactions, including promptly furnishing the other Party with copies of any notices or other communications received by Seller or Buyer, as the case may be, or any of their respective Affiliates, from any third party or any Governmental Authority with respect to the Transactions. Each Party shall promptly provide the other Party with notice of any change or event that would reasonably be expected to materially impair such Party’s ability to perform its obligations under or consummate the Transactions.
(h)    Books and Records. Notwithstanding anything to the contrary in this Agreement, if Seller provides Buyer with a Tax Return or comparable documentation or material Tax information that relates solely to Newco II Inc. or DP&L and contains all material Tax information found in any other Tax Return filed by Seller or its Affiliates in respect of Newco II Inc. or DP&L for the corresponding period, then Seller shall not be required to provide to Buyer any other Tax Returns (or any supporting work papers or other documentation related thereto). Any Tax Returns and other documentation or information shall be provided subject to the confidentiality provisions in Article VII of the Newco II Shareholders Agreement.
Section 6.4    Consents. Each Party shall cooperate and use reasonable best efforts to obtain the Required Consents as soon as reasonably practicable, and, to the extent the Closing occurs in the absence of any such consent, the Parties shall continue to use their reasonable best efforts to obtain all such consents after the Closing.
Section 6.5    Further Assurances. Each Party will, and, as applicable, will cause its Affiliates to, take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the Transactions in accordance with the terms hereof, including executing such further documents or instruments and taking such further actions as may be reasonably requested by another Party in order to consummate the Transactions in accordance with the terms hereof.
Section 6.6    Announcements. The Parties shall use reasonable efforts to consult with each other prior to issuing, and give each other the opportunity to review and comment upon, any press releases or any other public announcements with respect to this Agreement or the Transactions and shall not issue any such press release or public announcement prior to such consultation, except as may be required by applicable Law or obligations under any listing agreement with or rules of any national securities exchange and except for such press releases or public announcements that refer to this Agreement or the Transactions by using statements that previously have been made publicly. The Parties agree that the initial press release to be issued with respect to the Transactions shall be in the form consented to by Buyer on September 13, 2024.
Section 6.7    Confidentiality. Buyer and Seller each reaffirm and shall fulfill their obligations under the Confidentiality Agreement. For the avoidance of doubt, the Confidentiality Agreement shall continue in full force and effect regardless of any termination of this Agreement.
Section 6.8    Notice of Certain Events. Seller shall provide Buyer with notice of any Additional Capital Investment within a reasonable amount of time following the date of any such Additional Capital Investment.

Section 6.9    Affiliate Contracts. Buyer acknowledges and agrees that the Affiliate Contracts will continue in accordance with their terms after the Closing.
Section 6.10    Supplements to Seller Disclosure Schedules. Seller shall have the right, from time to time prior to the Closing, by written notice to Buyer, to supplement, modify or amend the Seller Disclosure Schedules, with respect to any matter hereafter arising or discovered which if existing or known on or prior to the Agreement Date would have been required to be set forth or described therein. Other than supplements, modifications or amendments to Schedule 4.8(b) and Schedule 4.8(c) reflecting matters arising after the Agreement Date in the ordinary course of business consistent with past practice and in accordance with Section 6.1 (which matters shall be deemed to be automatically incorporated into the Seller Disclosure Schedules as if set forth therein on the Agreement Date), no such supplements, modifications or amendments shall be deemed to cure the defects to the representations and warranties to which such supplements, modifications or amendments relate or affect Buyer’s rights under Section 10.1, provided, however, that if the matters set forth on any such supplement, modification or amendment delivered pursuant to this Section 6.10 would reasonably be expected to have a Material Adverse Effect on Seller or the Companies or otherwise result in the failure to satisfy any closing condition set forth in Section 7.2 prior to the Termination Date, then Buyer shall have the right to terminate this Agreement by delivering written notice thereof to Seller within twenty (20) Business Days of receipt of such supplement, modification or amendment; provided, further, that if Buyer does not exercise its right to terminate this Agreement in accordance with this Section 6.10, then Buyer shall have irrevocably waived any and all of rights to terminate this Agreement arising out of or relating to the matters disclosed in such supplement, modification or amendment and shall be entitled to any indemnification rights under Article X with respect to such supplement, modification or amendment.
Section 6.11    Newco Contribution. Prior to the Closing, DPL shall cause the Newco Contribution to occur.
ARTICLE VII

CONDITIONS
Section 7.1    Conditions to Obligations of Buyer and Seller. The obligations of Buyer and Seller hereunder to consummate the Transactions are subject to the satisfaction, at or before the Closing, of the following conditions (all or any of which may be waived in whole or in part by mutual agreement of the Parties in their sole discretion):
(a)    Orders. No temporary restraining order, preliminary or permanent injunction or other Order shall be in effect that enjoins, prohibits or otherwise prevents, or purports to enjoin, prohibit or otherwise prevent, the consummation of the Transactions;
(b)    Laws. No Law shall have been enacted or shall be deemed applicable to the Transactions which makes the consummation of the Transactions illegal;

(c)    Litigation. No Action or Proceeding by or before any court or other Governmental Authority shall have been instituted or threatened in writing by any Governmental Authority or Person that would reasonably be expected to prevent or prohibit the consummation of the Transactions; and
(d)    Newco Contribution. The Newco Contribution shall have occurred.
(e)    Newco Purchase Agreement Closing. The consummation of the transactions contemplated by the Newco Purchase Agreement shall have occurred.
Section 7.2    Conditions to Obligations of Buyer. The obligation of Buyer hereunder to consummate the Transactions is subject to the satisfaction, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Buyer in its sole discretion):
(a)    Representations and Warranties.
(i)    The representations and warranties set forth in Article III and Article IV (other than the Fundamental Representations made by Seller, except those set forth in Section 4.10) shall be true and correct as of the Closing Date as though made on the Closing Date (without giving effect to any limitation or qualification as to materiality or Material Adverse Effect), except (A) to the extent that the failure of such representations and warranties to be true and correct does not, individually or in the aggregate, constitute a Material Adverse Effect, and (B) for those representations and warranties which expressly relate to an earlier date (in which case such representations and warranties shall have been true and correct as of such earlier date except to the extent that the failure of such representations and warranties to have been true and correct as of such earlier date did not, individually or in the aggregate, constitute a Material Adverse Effect); and
(ii)    The Fundamental Representations made by Seller in this Agreement (other than those set forth in Section 4.10) shall be true and correct in all respects as of the Closing Date as though made on the Closing Date, except for those representations and warranties which expressly relate to an earlier date (in which case such representations and warranties shall have been true and correct in all respects as of such earlier date);
(b)    Performance. Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Seller at or prior to the Closing;
(c)    Consents and Approvals. (i) The Parties shall have obtained the FERC Consent, (ii) the Parties shall have obtained CFIUS Approval, (iii) the Parties shall have obtained the PUCO Approval, and (iv) the Required Consents and Required Approvals listed on Schedule 7.2(c) shall have been obtained and be in full force and effect and, in each case with respect to clauses (i) – (iii), without the imposition of a Burdensome Condition; and

(d)    Deliveries at Closing. Seller shall have executed and delivered (or caused to be executed and delivered) to Buyer all agreements and other documents required to be executed and delivered to Buyer pursuant to Section 2.2(b) at or prior to the Closing.
Section 7.3    Conditions to Obligations of Seller. The obligation of Seller hereunder to consummate the Transactions is subject to the satisfaction, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Seller in its sole discretion):
(a)    Representations and Warranties.
(i)    The representations and warranties set forth in Article V (other than the Fundamental Representations made by Buyer) shall be true and correct as of the Closing Date as though made on the Closing Date (without giving effect to any limitation or qualification as to materiality), except (A) to the extent that the failure of such representations and warranties to be true and correct does not, individually or in the aggregate, constitute a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement, and (B) for those representations and warranties which expressly relate to an earlier date (in which case such representations and warranties shall have been true and correct as of such earlier date except to the extent that the failure of such representations and warranties to have been true and correct as of such earlier date did not, individually or in the aggregate, constitute a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement); and
(ii)    The Fundamental Representations made by Buyer in this Agreement shall be true and correct in all respects as of the Closing Date as though made on the Closing Date, except for those representations and warranties which expressly relate to an earlier date (in which case such representations and warranties shall have been true and correct in all respects as of such earlier date);
(b)    Performance. Buyer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Buyer at or prior to the Closing;
(c)    Consents and Approvals. (i) The Parties shall have obtained the FERC Consent, (ii) the Parties shall have obtained CFIUS Approval, (iii) the Parties shall have obtained the PUCO Approval, and (iv) the Required Consents and Required Approvals listed on Schedule 7.3(c) shall have been obtained and be in full force and effect and, in each case with respect to clauses (i) – (iii), without the imposition of a Burdensome Condition; and
(d)    Deliveries at Closing. Buyer shall have executed and delivered (or caused to be executed and delivered) to Seller all agreements and other documents required to be executed and delivered to Seller pursuant to Section 2.2(b) at or prior to Closing, and Buyer shall have made the payments required to be made by Buyer at the Closing pursuant to Section 2.1.

ARTICLE VIII

TERMINATION
Section 8.1    Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing upon ten (10) days written notice of such termination to the other Party:
(a)    by mutual written consent of Buyer and Seller;
(b)    by Buyer or Seller if the Closing has not occurred on or prior to the twelve (12) month anniversary of the Agreement Date (the “Termination Date”); provided, however, that if the sole reason that the Closing has not occurred is that a consent or approval required by Section 7.2(c) or Section 7.3(c) has not been obtained on or prior to such date, such date shall automatically be extended by two (2) months (the end of such two-month extension period shall then be the “Termination Date”); provided, further, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party whose breach of a representation, warranty, covenant or agreement under this Agreement has been the cause of, or resulted in the failure of, the Closing to occur on or before such date;
(c)    by Buyer if (i) Seller shall have breached any of the covenants or agreements contained in this Agreement to be complied with by Seller such that any closing condition set forth in Section 7.2 could not be satisfied prior to the Termination Date, or (ii) there exists a breach of any representation or warranty of Seller contained in this Agreement such that any closing condition set forth in Section 7.1 could not be satisfied prior to the Termination Date;
(d)    by Seller if (i) Buyer shall have breached any of the covenants or agreements contained in this Agreement to be complied with by Buyer such that any closing condition set forth in Section 7.3 could not be satisfied prior to the Termination Date, or (ii) there exists a breach of any representation or warranty of Buyer contained in this Agreement such that any closing condition set forth in Section 7.1 could not be satisfied prior to the Termination Date;
(e)    by Buyer or Seller if a Governmental Authority shall have issued an Order or instituted any Action or Proceeding, in either case, having the effect of restraining, enjoining or otherwise prohibiting, or attempting to restrain, enjoin or otherwise prohibit, the Transactions and such Order shall become a Final Order or such Action or Proceeding shall have become final and non-appealable; provided, that the Party seeking to terminate this Agreement pursuant to this Section 8.1(e) shall have used reasonable best efforts to prevent the entry of and to remove such Order or Action or Proceeding;
(f)    by Buyer or Seller if the aggregate Losses suffered or incurred by the Companies resulting from or arising out of any Order with respect to any of the Retained Actions or Proceedings shall be equal to or greater than One Hundred Thirty Million Dollars ($130,000,000.00); or
(g)    by Buyer pursuant to Section 6.10, by written notice to Seller in accordance with such Section.

Section 8.2    Effect of Termination.
(a)    If this Agreement is validly terminated pursuant to Section 8.1, this Agreement will forthwith become null and void, except that Section 6.2, Section 6.7, this Section 8.2, Article XI and the applicable portions of Article I will continue to apply following any termination, and there will be no Liability on the part of either Seller or Buyer (or any of their respective Representatives or Affiliates) in respect of this Agreement except as provided in this Section 8.2.
(b)    Notwithstanding anything to the contrary in this Agreement, nothing in this Section 8.2 shall relieve either Party from Liability for (a) any intentional breach of, or fraud in connection with, this Agreement or (b) any breach of its representations, warranties or covenants contained in this Agreement prior to the time of termination.
ARTICLE IX

SURVIVAL
Section 9.1    Survival of Representations, Warranties, Covenants and Agreements. The representations and warranties of Seller and Buyer contained in or made pursuant to this Agreement and the Ancillary Agreements delivered in connection with this Agreement shall survive until the date that is twelve (12) months following the Closing Date; provided, however, that (a) the representations and warranties of Seller set forth in Sections 3.1, 3.2, 3.3, 3.7, 4.1, 4.10 and 4.14 and the representations of Buyer set forth in Sections 5.1, 5.2, 5.3 and 5.8 (collectively the “Fundamental Representations”) shall survive until sixty (60) days following expiration of the applicable statute of limitations and (b) the representations of Seller set forth in Section 4.12 shall survive until the fifth anniversary of the Closing Date (each of the foregoing, as applicable, the “Survival Period”). The Survival Period for covenants and agreements in this Agreement and the Ancillary Agreements shall be the earlier of (i) sixty (60) days following the specified term of such covenant or agreement (if any) or (ii) sixty (60) days following expiration of the applicable statute of limitations.
ARTICLE X

INDEMNIFICATION AND REMEDIES
Section 10.1    General. Seller shall defend, indemnify and hold harmless Buyer, and Buyer shall defend, indemnify and hold harmless Seller (the applicable indemnifying party, the “Indemnitor”), including, in the case of each non-indemnifying Party, such Party’s Affiliates and their respective partners, managers, members, shareholders, consultants, Representatives, successors and assigns (each, an “Indemnified Party,” with each Party and its respective group of Indemnified Parties being referred to collectively as an “Indemnified Group”) from and against any Loss suffered or incurred by any Indemnified Party to the extent arising out of, or resulting from (a) the inaccuracy of any representation or warranty of the Indemnitor (or its Affiliate) contained in the Transaction Documents or (b) the breach or default by the Indemnitor (or its Affiliate) of any covenant or agreement of such Indemnitor (or its Affiliate) contained in the

Transaction Documents. Notwithstanding anything to the contrary contained in this Article X, except as otherwise provided in Section 10.4, with respect to any claim for indemnification arising under this Agreement for which the Companies are required to pay any amount in satisfaction of such claim, Seller, as the Indemnitor, shall indemnify and hold harmless Buyer or any Buyer Indemnified Party for its Applicable Percentage of such claim.
Section 10.2    Period for Making Claims. No claim under this Article X may be made unless such Party shall have delivered a Claim Notice with respect to such claim for breach of a representation or warranty or covenant or agreement prior to the expiration of the applicable Survival Period.
Section 10.3    Limitations on Indemnification.
(a)    With respect to any claim for indemnification arising from any breach or inaccuracy of any representations and warranties other than Fundamental Representations, each Party’s liability under Section 10.1 shall be limited to an amount equal to ten percent (10%) of the Adjusted Purchase Price. As to any claim for indemnification for a breach or inaccuracy of any Fundamental Representation, each Party’s liability under this Article X shall be limited to the Adjusted Purchase Price.
(b)    With respect to any claim for indemnification arising from any breach or inaccuracy of any representations and warranties other than Fundamental Representations, the Indemnified Party shall not be entitled to indemnification with respect to any Loss unless and until such Indemnified Party’s Indemnified Group has incurred, sustained or become subject to Losses in excess of in the aggregate one-half percent (0.5%) of the Base Purchase Price, and then only to the extent such Losses are in excess of $500,000.
(c)    The limitations set forth in this Section 10.3 shall not apply to claims by Buyer under Section 10.4 or Section 10.5, or to claims of, or causes of action arising from, intentional misconduct, intentional or willful misrepresentation or fraud by any Party.
Section 10.4    Indemnification for Certain Liabilities.
(a)    In addition to Buyer’s rights under Section 10.1, Seller shall defend, indemnify and hold harmless Buyer Indemnified Parties from all Losses resulting from, relating to or arising out of any Generation Asset Environmental Liabilities.
(b)    In addition to Buyer’s rights under Section 10.1, Seller shall defend, indemnify and hold harmless Buyer Indemnified Parties from all Losses resulting from, relating to or arising out of any Generation Asset Retirement Obligations.
(c)    In addition to Buyer’s rights under Section 10.1, Seller shall defend, indemnify and hold harmless Buyer Indemnified Parties from all Losses resulting from, relating to or arising out of any of the Retained Actions or Proceedings. With respect to any claim for indemnification under this Section 10.4(c), the following shall apply:

(i)    Buyer Indemnified Parties shall not be entitled to indemnification with respect to any Loss with respect to the Retained Actions or Proceedings until the aggregate Losses suffered or incurred by the Companies resulting from or arising out of any Order with respect to any of the Retained Actions or Proceedings are equal to or greater than Thirty Million Dollars ($30,000,000.00), and then only to the extent such Losses are in excess of such amount.
(ii)    Buyer’s or any other Buyer Indemnified Party’s Loss with respect to any applicable Retained Action or Proceeding for which an Order has been issued shall be determined as a yearly schedule over ten (10) years (horizon of the financial model) and calculated for each Order separately as the difference between (A) the Net Distribution pursuant to the Baseline Model for each applicable year minus (B) the Net Distribution reflected in an updated financial model for the same applicable year, which shall be determined by revising the Baseline Model solely to reflect the actual effects (positive and negative, including any mitigation with the respect thereto, which for the avoidance of doubt shall exclude any potential mitigation resulting from any appeal or rehearing of the Order) of the Order with respect to the applicable Retained Action or Proceeding, and containing the same assumption with respect to Net Debt to Capitalization for the latest year of the model as the one set forth in the latest year of the Baseline Model (the “Updated Model”) (provided that, if the amount referred to in clause (A) is equal to or less than the amount referred to in clause (B), then such difference shall be deemed to be equal to zero Dollars) (such difference with respect to any specific annual period, the “Annual Net Loss”).
(iii)    Notwithstanding Section 10.7, (A) in the event that the aggregate Losses suffered or incurred by the Companies resulting from or arising out of any Order or combination of Orders with respect to the Retained Actions or Proceedings are equal to or greater than One Hundred Thirty Million Dollars ($130,000,000.00) and less than Two Hundred Million Dollars ($200,000,000.00), Section 10.4(c)(v) shall apply, (B) in the event that the aggregate Losses suffered or incurred by the Companies resulting from or arising out of any Order or combination of Orders with respect to the Retained Actions or Proceedings are equal to or greater than Two Hundred Million Dollars ($200,000,000.00), Section 10.4(c)(vi) shall apply, and (C) in the event that the aggregate Losses suffered or incurred by the Companies resulting from or arising out of any Order or combination of Orders with respect to the Retained Actions or Proceedings are less than One Hundred Thirty Million Dollars ($130,000,000.00), within thirty (30) days after the receipt of a Claim Notice, Seller shall, working together with DP&L, prepare and deliver to Buyer a proposed Updated Model, a calculation of the Annual Net Loss for each applicable annual period as calculated pursuant to Section 10.4(c)(ii) (together with all supporting calculations), and the resulting ten (10) year schedule for these Annual Net Losses. Buyer shall have thirty (30) days after the receipt of Seller’s proposed Updated Model to review Seller’s proposed Updated Model and related computations. In connection with the review of Seller’s proposed Updated Model, Seller shall give, and shall cooperate with Buyer to cause the Companies and Seller’s and the Companies’ Representatives to give, to Buyer and its Representatives reasonable access to the books, records and other materials of the Companies and the personnel of, and work papers prepared by or for, Seller, the Companies and their respective accountants and Representatives, including historical financial information relating to the Companies as Buyer or its Representatives may reasonably request, in each case, in order to permit the timely and complete review of Seller’s proposed Updated Model, including each of the components thereof. If Buyer has accepted Seller’s proposed Updated Model in writing or has not given written notice to Seller setting forth any objection of Buyer to Seller’s proposed Updated Model prior to the end of such thirty (30)-day period, then Seller’s proposed Updated Model and resulting ten (10) year Annual Net Loss schedule shall be final and binding upon the Parties. In the event that Buyer delivers written notice to Seller setting forth any objection of Buyer to Seller’s proposed Updated Model prior to the end of such thirty (30)-day period, Buyer and Seller shall attempt in good faith to reach an agreement with regard thereto within thirty (30) days of delivery of Buyer’s notice objecting to Seller’s proposed Updated Model. Upon a final determination of the Updated Model and Annual Net Loss schedule pursuant to Section 10.4(c)(iii) or Section 10.4(c)(iv), Seller shall pay to Buyer the Annual Net Loss for each applicable annual period in four equal installments on or about the date that Newco II Inc. customarily issues dividends for each calendar quarter.
(iv)    If (a) Buyer and Seller cannot reach agreement within such 30-day period after delivery of Buyer’s notice objecting to Seller’s proposed Updated Model or (b) a matter is referred to this Section 10.4(c)(iv) following compliance with the procedures described in Section 10.4(c)(v) or Section 10.4(c)(vi), then the matter shall be submitted as promptly as practicable to a Qualified Valuation Arbiter selected jointly by Seller and Buyer, who shall serve as the Valuation Arbiter for all purposes hereunder to resolve the matters still in dispute and adjust the Updated Model to reflect such resolution; provided, however, that if Seller and Buyer are unable to agree on a mutually acceptable Qualified Valuation Arbiter, they shall each select a Qualified Valuation Arbiter (the costs and expenses of which shall be borne by the party selecting such Qualified Valuation Arbiter), and such Qualified Valuation Arbiters shall mutually select a third Qualified Valuation Arbiter to serve as the Valuation Arbiter, which Qualified Valuation Arbiter shall be the Valuation Arbiter for all purposes hereunder; provided, further, that, in any event, the Valuation Arbiter may not determine the Annual Net Loss to be in excess of that claimed by Buyer or less than that claimed by Seller. The Parties shall cause the Valuation Arbiter to make such determination within forty-five (45) days following the submission of the matter to the Valuation Arbiter for resolution, and such determination shall be final and binding upon Buyer and Seller and may be entered and enforced in any court having jurisdiction. Each of Buyer and Seller agrees that it shall not have any right to, and shall not, institute any Action or Proceeding of any kind challenging such determination or with respect to the matters that are the subject of this Section 10.4(c)(iv), except that the foregoing shall not preclude an Action or Proceeding to enforce such determination. In the event any dispute is submitted to the Valuation Arbiter for resolution as provided in this Section 10.4(c)(iv), the fees, charges and expenses of the Valuation Arbiter shall be paid one-half by Buyer and one-half by Seller.
(v)    In the event that the aggregate Losses suffered or incurred by the Companies resulting from or arising out of any Order or combination of Orders with respect to any of the Retained Actions or Proceedings are equal to or greater than One Hundred Thirty Million Dollars ($130,000,000.00) and less than Two Hundred Million Dollars ($200,000,000.00), Buyer and Seller shall negotiate in good faith and use commercially reasonable efforts to determine and agree to the amount of Losses to the Buyer Indemnified Parties resulting from such Order, including identifying and determining any Losses to the Buyer Indemnified Parties that exceed the ten (10) year horizon of the Updated Model; provided that, if

Buyer and Seller cannot reach agreement on such amount within thirty (30) days after the date of such Order, then Buyer and Seller shall escalate the matter to, with respect to Buyer, its executive vice president, and, with respect to Seller, its chief executive officer, in each case, of their respective ultimate parent entities for negotiation; provided, further, that if the foregoing persons cannot reach agreement on such amount within thirty (30) days of the referral thereto, the matter shall be referred to a Qualified Valuation Arbiter selected in the manner set forth in Section 10.4(c)(iv), who shall determine the Losses to the Buyer Indemnified Parties resulting from such Order in accordance with the procedures and terms of Section 10.4(c)(iv), which Losses shall be paid quarterly in the manner contemplated by Section 10.4(c)(iii).
(vi)    In the event that the aggregate Losses suffered or incurred by the Companies resulting from or arising out of any Order or combination of Orders with respect to any of the Retained Actions or Proceedings are equal to or greater than Two Hundred Million Dollars ($200,000,000.00), Buyer and Seller shall negotiate in good faith and use commercially reasonable efforts to determine and agree to the amount of Losses to the Buyer Indemnified Parties resulting from such Order, including identifying and determining any Losses to the Buyer Indemnified Parties that exceed the ten (10) year horizon of the Updated Model; provided that, if Buyer and Seller cannot reach agreement on such amount within thirty (30) days after the date of such Order, then Buyer and Seller shall escalate the matter to, with respect to Buyer, its executive vice president, and, with respect to Seller, its chief executive officer, in each case, of their respective ultimate parent entities for negotiation; provided, further, that if the foregoing persons cannot reach agreement on such amount within thirty (30) days of the referral thereto, the matter shall be referred to a Qualified Valuation Arbiter selected in the manner set forth in Section 10.4(c)(iv), who shall determine the Losses to the Buyer Indemnified Parties resulting from such Order in accordance with the procedures and terms of Section 10.4(c)(iv), which Losses shall be paid quarterly in the manner contemplated by Section 10.4(c)(iii); provided, further, that, unless the Parties otherwise agree (in each Party’s sole discretion), the conclusion of the foregoing process shall constitute a Put Triggering Event (as defined in the Newco II Shareholders Agreement) under Section 2.15(a)(iii) of the Newco II Shareholders Agreement, and Buyer shall have a Put Right (as defined in the Newco II Shareholders Agreement) exercisable by the delivery of a Put Exercise Notice (as defined in the Newco II Shareholders Agreement) pursuant to Section 2.15(c) of the Newco II Shareholders Agreement. The exercise of the Put Right shall be in accordance with the terms and procedures set forth in the Newco II Shareholders Agreement, and the terms of Section 2.15 of the Newco II Shareholders Agreement are incorporated herein mutatis mutandis. For the avoidance of doubt, for purposes of determining the Put Price (as such term is defined in the Newco II Shareholders Agreement) under Section 2.15(d) of the Newco II Shareholders Agreement, the fair market value of the Put Shares shall be calculated without taking into account the aggregate Losses suffered or incurred by the Companies resulting from or arising out of any Order or combination of Orders with respect to any of the Retained Actions or Proceedings.
(d)    In addition to Buyer’s rights under Section 10.1, Seller shall defend, indemnify and hold harmless Buyer Indemnified Parties from all Losses resulting from, relating to or arising out of the Pre-Closing Reorganization.

(e)    Except as provided in Section 10.4(c), any indemnification payment required to be made pursuant to this Section 10.4 shall be made in accordance with Section 10.7 or Section 10.8, as applicable. Notwithstanding anything to the contrary in this Agreement, (x) to the extent that any of the Companies recovers any Losses resulting from, relating to or arising out of any Generation Asset Retirement Obligations, Generation Asset Environmental Liabilities or Retained Actions or Proceedings from customers or third parties for which Buyer was indemnified by Seller pursuant to Section 10.4(a), Section 10.4(b) or Section 10.4(c) or (y) in the event that the Losses to any Buyer Indemnified Party with respect to any Retained Actions or Proceedings are reduced in a Final Order as a result of any appeal or rehearing of the Order giving rise to any payments under Section 10.4(c), Seller shall, working together with DP&L, prepare and deliver to Buyer a revised proposed Updated Model, and the Parties shall recalculate the Annual Net Loss schedule in accordance with the procedures set forth in Section 10.4(c) to account for the recovery or reduction, as applicable, of any such Losses contemplated by this Section 10.4(e) as an adjustment to all future Annual Net Losses, including by decreasing such future payments by the amount of such excess indemnification payments; provided, that, to the extent such decrease in future payments is not sufficient to adjust for all excess indemnification payments, Seller shall have the right to cause DP&L to offset all future dividends distributable to Buyer by the amount of such excess indemnification payments (together with interest thereon at a rate of eight percent (8%) per annum) until such time as the amount of such dividends that would have otherwise been distributable to Buyer is equal to the amount of such excess (provided that, in lieu of such offset of future dividends, Buyer may elect to pay Seller the aggregate remaining amount of such offset, which amount shall not include any future interest); provided, further, that in no event shall the remedies in this Section 10.4(e) reduce the dividends or distributions actually received by Buyer in any quarterly period to an amount that is less than the amount required to service debt under any agreement entered into by Buyer or its Affiliates for third-party debt financing in connection with Buyer’s investment in Newco II Inc. For the avoidance of doubt, and notwithstanding anything to the contrary herein, Seller’s sole remedy with respect to any excess indemnification payments contemplated by this Section 10.4(e) shall be as set forth in this Section 10.4(e).
(f)    Except in the case of fraud, Seller’s liability under this Section 10.4 shall be limited to the Adjusted Purchase Price.
Section 10.5    Indemnification for Pre-Closing Taxes. In addition to Buyer’s rights under Section 10.1, without duplication, Seller shall defend, indemnify and hold harmless Buyer Indemnified Parties from all Losses resulting from any (a) Pre-Closing Tax Sharing Payments, (b) Taxes imposed on any of the Companies after January 1, 2024, with respect to a taxable period ending on or prior to December 31, 2023, and (c) Taxes imposed on any of the Companies after January 1, 2024, in respect of income of any member (other than the Companies) of an affiliated, consolidated, combined or unitary group of which any of the Companies (or any predecessor) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state or local Law with respect to any Tax period ending on or before the Closing Date; provided, however, that Seller shall not be required to defend, indemnify or hold harmless Buyer Indemnified Parties under this Section 10.5 for any Losses resulting from or attributable to liabilities for Taxes of the Companies reflected on the Reference Balance Sheet. Notwithstanding anything to the contrary contained herein, to the extent that a Company or any of its Affiliates receives any refund (or credit in lieu of a refund) of Taxes of the Companies that are reflected as a liability on the Reference Balance Sheet or for which a Buyer Indemnified Party is entitled to an indemnity under Section 10.5(b) or it is determined based on the filing of an applicable Tax Return that there was an over-accrual of Taxes reflected on the Reference Balance Sheet (such refund, credit and/or over-accrual, a “Tax Refund”), the amount of such Tax Refund (including any interest received from the applicable Governmental Authority, and reduced by any reasonable costs or expenses (including Taxes) incurred in connection with receiving such refunds or credits) that, in any case, increases the value of the Acquired Newco Shares based on the underlying increase in the value of the Companies (for the avoidance of doubt, taking into account the percentage of ownership of Newco Inc. of such owner) (such increases, “Buyer’s Proportionate Share”) shall offset and therefore reduce (on a dollar-for-dollar basis) the amount of any indemnity payment otherwise due to Buyer under this Article X. If Seller has a current obligation to make an indemnity payment under this Article X, Seller shall make such payment in accordance with this Article X without any delays due to an expected or pending Tax Refund. If Seller has already made an indemnity payment under this Article X prior to the Company or any of its Affiliates receiving a Tax Refund, and a Tax Refund is subsequently received by the Company or any of its Affiliates, Seller shall notify Buyer of the receipt of such Tax Refund and, within ten (10) Business Days of Buyer’s receipt of such notice, Buyer shall pay to Seller an amount equal to the lesser of (i) Buyer’s Proportionate Share of such Tax Refund amount or (ii) the amount of indemnity already paid to Buyer under this Article X. If Buyer’s Proportionate Share of such Tax Refund received by the Company or any of its Affiliates exceeds the amount of the indemnity already paid to Buyer under this Article X (an “Excess Tax Refund Amount”), the Excess Tax Refund Amount shall offset and reduce any future subsequent indemnity payments to be made by Seller under this Article X.
Section 10.6    Adjustments for Indemnity Payments. Except as otherwise required by Law, the Parties shall treat for all Tax purposes any indemnification payment made hereunder as an adjustment to the Adjusted Purchase Price.
Section 10.7    Procedure for Indemnification with Respect to Direct Claims. Whenever any direct claim shall arise for indemnification under this Article X (other than Section 10.4(c)), the Indemnified Party, after attaining knowledge of such claim, shall promptly notify the Indemnitor of the claim and, when known, the facts constituting the basis for such claim (such notice, a “Claim Notice”). If within thirty (30) days after receiving a Claim Notice the Indemnitor does not give written notice to the Indemnified Party that it contests such Claim Notice, then the amount of indemnity payable for such claim shall be as set forth in the Indemnified Party’s Claim Notice. If the Indemnitor contests such indemnity, the Parties shall attempt in good faith to reach an agreement with regard thereto within thirty (30) days of delivery of the Indemnitor’s notice objecting to the claim. If the Parties cannot reach agreement within such 30-day period, the matter shall be resolved in accordance with the provisions of Section 11.8.

Section 10.8    Procedure for Indemnification with Respect to Third-Party Claims.
(a)    Notice of Claim. If any legal proceedings shall be instituted or any claim or demand shall be asserted by any third party in respect of which indemnification may be sought by any Indemnified Party under this Article X, such Indemnified Party shall, within ten (10) days of the actual receipt by a responsible officer of notice of the institution of such legal proceeding or such claim or demand, submit a Claim Notice to the Indemnitor, specifying the nature of such legal proceedings, claim or demand and the amount or the estimated amount thereof to the extent then determinable, which estimate shall not be binding upon the Indemnified Party; provided, that the failure of an Indemnified Party to give timely notice shall not affect its rights to indemnification under this Article X, except to the extent that the Indemnitor has been actually prejudiced by such failure.
(b)    Conduct of Claim.
(i)    Except with respect to Taxes:
(A)    The Indemnitor shall have the right, at its option and at its own expense, to be represented by counsel of its choice and to participate in, or take control of, the defense, negotiation and/or settlement of any proceeding, claim or demand that relates to any amounts indemnifiable or potentially indemnifiable under this Article X, provided, that the Indemnified Party may participate in any such proceeding with counsel of its choice (which shall be at its own expense). The Indemnified Party shall have a right to notice of any settlement, and the Indemnitor shall not compromise or settle any claim, nor execute or otherwise agree to any consent decree, that (I) provides for other than monetary payment without the Indemnified Party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed or (II) does not include as an unconditional term thereof the giving of a release from all liability with respect to such claim by each claimant or plaintiff to each Indemnified Party that is or may be subject to the third-party claim, without the Indemnified Party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.
(B)    If the Indemnitor elects not to defend or settle such proceeding, claim or demand, the Indemnified Party shall provide fifteen (15) days advance written notice of any proposed settlement or compromise to the Indemnitor and shall act reasonably and in accordance with the Indemnified Party’s good faith business judgment. Without the consent of the Indemnitor (not to be unreasonably withheld, conditioned or delayed), no Indemnified Party shall settle or compromise any claim for which it asserts a right to indemnification, nor execute or agree to any consent decree with respect to any such claim, unless (I) the terms of such settlement are substantially the same as the proposed settlement or compromise delivered in the written notice to the Indemnitor or (II) such settlement (x) provides only for the payment of money and does not include any admission of guilt or culpability and (y) includes a full release from all liability with respect to such claim by each claimant or plaintiff to each Indemnitor that is or may be subject to the third-party claim.

(C)    The Indemnitor and the Indemnified Party shall cooperate fully with each other in connection with the defense, negotiation or settlement of any such legal proceeding, claim or demand.
(ii)    Notwithstanding anything to the contrary in this Agreement, DPL and AES shall each have the right, at its option and at its own expense, to be represented by counsel of its choice and to participate in, or take control of, the defense, negotiation or settlement of any proceeding, claim or demand that relates to Taxes of Seller or any of its Affiliates (including Newco II Inc. and DP&L).
(c)    Payment of Third-Party Claims. After final non-appealable judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction, or a settlement shall have been consummated, or the Indemnified Party and the Indemnitor shall have arrived at a mutually binding agreement with respect to each separate matter indemnified by the Indemnitor, the Indemnified Party shall forward to the Indemnitor notice of any sums due and owing by the Indemnitor with respect to such matter, and such amount shall be paid within five (5) Business Days by the Indemnitor to the applicable Indemnified Party.
(d)    Access to Information. If any claim is made by a third party against an Indemnified Party, the Indemnified Party shall use commercially reasonable efforts to make available to the Indemnitor those partners, members, officers and employees whose assistance, testimony or presence is necessary to assist the Indemnitor in evaluating and in defending such claims; provided, that any such access shall be conducted in such a manner as not to interfere unreasonably with the operations of the business of the Indemnified Party.
Section 10.9    Subrogation. Except with respect to Taxes, upon payment of a Loss by an Indemnitor to an Indemnified Party pursuant to this Article X, such Indemnitor, without any further action, shall be subrogated to any and all claims that such Indemnified Party or any member of its Indemnified Group may have against third parties relating to such Loss, but only to the extent of the amount paid to such Indemnified Party or any member of its Indemnified Group by such Indemnitor in respect of such Loss, and such Indemnified Party and the members of its Indemnified Group shall use commercially reasonable efforts to cooperate with such Indemnitor, at the expense of such Indemnitor, in order to enable such Indemnitor to pursue such claims.
Section 10.10    Exclusive Remedy. Notwithstanding anything to the contrary which may be contained herein, the indemnities set forth in this Article X shall become effective as of the Closing Date. Other than equitable remedies, the indemnities set forth in this Article X, absent intentional misconduct, intentional or willful misrepresentation or fraud, shall be the exclusive remedies of Buyer and Seller and their respective Indemnified Groups due to the breach or inaccuracy of any representation or warranty, or the breach or default of any covenant or agreement, contained in this Agreement, and the Parties shall not be entitled to a rescission of this Agreement or to any further indemnification rights, breach or damages or claims of any nature whatsoever in respect thereof, all of which the Parties hereby waive.

Section 10.11    Damages Disallowed. Except as expressly provided herein, no Party or its Affiliates, or other members of its Indemnified Group, shall be liable hereunder at any time for consequential, exemplary, indirect, special or punitive loss of the other Party or any of the members of their respective Indemnified Groups, whether in contract, tort (including negligence), strict liability or otherwise.
Section 10.12    Certain Tax Benefits. Each Party shall pay to the other Party the amount of any reduction in cash Tax liability of the first Party derived directly from any Loss for which the other Party has indemnified the first Party or any member of its Indemnified Group pursuant to this Article X, but only to the extent such reduction in cash Tax liability occurs in the taxable period during which such Loss is sustained or in the immediately following taxable period. The amount of any reduction in cash Tax liability shall be calculated on a “with and without” basis, taking into account any Taxes imposed on any payments received from the other Party under this Agreement and all other relevant facts, including the first Party’s other Tax attributes.
ARTICLE XI

MISCELLANEOUS
Section 11.1    Entire Agreement. This Agreement, the Confidentiality Agreement and the other Transaction Documents constitute the entire agreement and understanding of the Parties in respect of the subject matter contained herein and therein and supersede all prior agreements and understandings between the Parties with respect to such subject matter.
Section 11.2    Notices. All notices, requests, consents and other communications under this Agreement must be in writing and shall be deemed to have been duly given and effective (a) immediately (or, if not delivered or sent on a Business Day, the next Business Day) if delivered or sent and received by electronic mail and if hard copy is delivered by overnight delivery service the next Business Day, (b) on the date of delivery if by hand delivery (or, if not delivered on a Business Day, the next Business Day) or (c) on the first Business Day following the date of dispatch (or, if not sent on a Business Day, the next Business Day after the date of dispatch) if by a nationally recognized overnight delivery service (all fees prepaid). All notices shall be delivered to the following addresses, or such other addresses as may hereafter be designated in writing by such Party to the other Party:
(a)    If to Buyer:
Caisse de dépôt et placement du Québec, on behalf of Astrid Holdings LP
1000, Place Jean-Paul-Riopelle
Montréal (Québec) H2Z 2B3
Attention: Frédéric Lesage; Olivier Roy Durocher
Email: flesage@cdpq.com; oroydurocher@cdpq.com

With copies (which shall not constitute notice) to:
Caisse de dépôt et placement du Québec
1000, Place Jean-Paul-Riopelle
Montréal (Québec) H2Z 2B3
Attention: Sophie Gallizioli
Email: sgallizioli@cdpq.com; affairesjuridiques@cdpq.com
Mayer Brown LLP
1221 Avenue of the Americas
New York, New York 10020-1001
Attention: Paul Astolfi; Elena Rubinov
Email: pastolfi@mayerbrown.com; erubinov@mayerbrown.com
(b)    If to Seller:
DPL Inc.
1065 Woodman Drive
Dayton, Ohio 45432
Attention: Brian Hylander
Email: brian.hylander@aes.com
With a copy (which shall not constitute notice) to:
Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Avenue, N.W.
Washington, DC 20005
Attention: Pankaj K. Sinha
Email: pankaj.sinha@skadden.com
Section 11.3    Severability. Any term or provision of this Agreement that is determined by a court of competent jurisdiction to be invalid or unenforceable for any reason shall, as to that jurisdiction, be ineffective solely to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is determined by a court of competent jurisdiction to be so broad as to be unenforceable, that provision shall be interpreted to be only so broad as is enforceable.
Section 11.4    Assignment; Third-Party Beneficiaries. Except as otherwise provided herein, all the terms and provisions of this Agreement and the other Transaction Documents shall be binding upon, shall inure to the benefit of and shall be enforceable by the Parties and their respective successors and permitted assigns. Neither this Agreement, nor any other Transaction Document, nor any right hereunder or thereunder, may be assigned by any Party without the prior written consent of the other Party; provided, however, that Seller acknowledges that Buyer may enter into a “back-to-back” arrangement with a subsequent purchaser of Acquired Newco II Shares that is an Affiliate of Buyer and any Loss suffered or incurred by any such subsequent purchaser shall be deemed a Loss suffered or incurred by Buyer for purposes of this Agreement (to the extent such Loss would have been a Loss suffered or incurred by Buyer if Buyer was the owner of the Acquired Newco II Shares). This Agreement is not intended to confer any rights or remedies hereunder upon any other Person except the Parties, it being for the exclusive benefit of the Parties and their respective successors and permitted assigns. Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the Agreement Date or as of any other date.
Section 11.5    Amendments. This Agreement may be amended, modified or supplemented, with respect to any of the terms contained in this Agreement, only by written agreement (referring specifically to this Agreement) signed by or on behalf of both Parties.
Section 11.6    Waiver. No waiver of any breach of any of the terms of this Agreement shall be effective unless such waiver is made expressly in an instrument in writing specifically referring to this Agreement and executed and delivered by the Party against whom such waiver is claimed. No waiver of any breach shall be deemed to be a further or continuing waiver of such breach or a waiver of any other or subsequent breach. Except as otherwise expressly provided herein, no failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof, or the exercise of any other right, power or remedy. The rights and remedies of the Parties are cumulative and are in addition to, and not in substitution for, any other rights and remedies available at law or in equity or otherwise.
Section 11.7    Interpretation.
(a)    When a reference is made in this Agreement to an Article, Section, clause or Exhibit, such reference shall be to an Article, Section or clause of, or Exhibit to, this Agreement unless otherwise indicated, and the words “Agreement,” “hereby,” “herein,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole (including any Exhibits) and not merely to the specific section, paragraph or clause in which such word appears and “paragraphs” or “clauses” shall be deemed references to separate paragraphs or clauses of the Section in which the reference occurs. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and do not in any way affect the meaning or interpretation of this Agreement. The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, shall be deemed to refer to the Agreement Date. References to any statute are to that statute, as amended from time to time, and to the rules and regulations promulgated thereunder. Unless otherwise expressly provided herein, references to any agreement or document shall be a reference to such agreement or document as amended, modified or supplemented and in effect from time to time and shall include reference to all exhibits, schedules and other documents or agreements attached thereto or incorporated therein, including waivers or consents. Unless otherwise expressly provided herein, references to any Person include the successors and permitted assigns of that Person. Whenever the content of this Agreement permits, the masculine gender shall include the feminine and neuter genders, and a reference to singular or plural shall be interchangeable with the other. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. Where this Agreement states that a Party “shall,” “will” or “must” perform in some manner or otherwise act or omit to act, it means that such Party is legally obligated to do so in accordance with this Agreement. As used in this Agreement: (i) the term “including” and words of similar import mean “including, without limitation” unless otherwise specified, (ii) “$” and “dollars” refer to the currency of the United States of America, (iii) “or” shall include both the conjunctive and disjunctive and (iv) “any” shall mean “one or more”. Unless the defined term “Business Days” is used, references to “days” in this Agreement refer to calendar days. Any Contract, document, list or other item shall be deemed to have been “provided” or “made available” to Buyer for all purposes of this Agreement if such Contract, document, list or other item was offered to be made available or made available to Buyer or any of its Representatives, including by being posted in the Data Room or by delivery of any kind of physical or electronic copy thereof, two (2) Business Days prior to the date hereof.
(b)    The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
(c)    No summary of this Agreement prepared by or on behalf of any Party shall affect the meaning or interpretation of this Agreement.
Section 11.8    Governing Law; Consent to Jurisdiction; WAIVER OF JURY TRIAL.
(a)    This Agreement, the legal relations between the Parties and the adjudication and the enforcement thereof, shall be governed by and interpreted and construed in accordance with the substantive laws of the State of New York, without regard to applicable choice of law provisions thereof.
(b)    Each Party, by its execution hereof, (i) hereby irrevocably submits and consents to the exclusive jurisdiction of the state courts of the State of New York located in New York County or the United States District Court for the Southern District of New York (each, a “NY Court”) for the purpose of any and all actions, suits or proceedings arising in whole or in part out of, related to, based upon or in connection with this Agreement or the subject matter hereof (each, a “Proceeding”), (ii) hereby waives to the extent not prohibited by applicable Law, and agrees not to assert, by way of motion, as a defense or otherwise, in any Proceeding, any claim that it is not subject to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution or that any such action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred to any court other than one of the above-named courts or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (iii) hereby agrees not to commence any Proceeding other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any Proceeding to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise. Each Party hereby (A) consents to service of process in any such action in any manner permitted by New York Law, (B) agrees that service of process made in accordance with clause (A) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 11.2, shall constitute good and valid service of process in any Proceeding and (C) waives and agrees not to assert (by way of motion, as a defense or otherwise) in any Proceeding any claim that service of process made in accordance with clauses (A) or (B) does not constitute good and valid service of process.
(c)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY PROCEEDING OR OTHER CONTROVERSY WHICH MAY ARISE IN CONNECTION WITH THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUCH PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS, OR THE FORMATION, BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) IT MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.8.
(d)    Each of the Parties hereby agrees, with respect to any Proceeding, (i) to take all actions necessary to consolidate and join together such Proceeding with any other action, suit or proceeding arising in whole or in part out of, related to, based upon or in connection with the Transactions or the subject matters thereof (each, a “Related Proceeding”); (ii) that any Related Proceeding necessarily would involve common questions of law or fact and arise under the same related transactions, such that consolidation and joinder would be necessary to guard against oppression or abuse, prevent delay, save unnecessary expense, further judicial economy and convenience, and avoid divergent decisions or findings of law or fact; and (iii) not to assert, by way of a claim, cause of action, motion, defense or otherwise, in any action, suit or proceeding, any argument or contention that is inconsistent in any respect with this Section 11.8(d); provided, however, that this Section 11.8(d) shall not be given effect if and to the extent that it would contradict the application of any express dispute resolution provision provided in the Newco II Shareholders Agreement or any other Contract related to the Transactions with respect to disputes expressly covered by those Contracts.
Section 11.9    Specific Performance. The Parties agree that irreparable harm would occur and the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. The Parties hereby waive, in any action for specific performance, the defense of adequacy of a remedy at law and the posting of any bond or other undertaking or security in connection therewith. The Parties further agree that (a) by seeking any remedy provided in this Section 11.9, a Party shall not in any respect waive its right to seek any other form of relief that may be available to it under this Agreement and (b) nothing contained in this Section 11.9 shall require a Party to institute any action for (or limit a Party’s right to institute any action for) specific performance under this Section 11.9 prior to exercising any other right under this Agreement. No right or remedy herein conferred by this Agreement is intended to be exclusive of any other right or remedy permitted by this Agreement, and each such other permitted right and remedy shall be cumulative and in addition to each such other permitted right and remedy given hereunder or, subject to the terms of this Agreement, now or hereafter existing at law, in equity, under Contract or otherwise.
Section 11.10    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one (1) and the same Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have entered into this Purchase and Sale Agreement as of the Agreement Date.
DPL INC.

By:     /s/ Kenneth Zagzebski
    Name: Kenneth Zagzebski
    Title: President and Chief Executive
    Officer
ASTRID HOLDINGS LP

By: Astrid Holdings GP LLC, its general partner

By:     /s/ Frederic Lesage
    Name: Frederic Lesage
    Title: Authorized signatory

By:     /s/ Oliver Roy Durocher
    Name: Olivier Roy Durocher
    Title: Authorized signatory

[Signature Page to AES Ohio Investments, Inc. Purchase and Sale Agreement]